Exhibit 99.2

PART IV

Item 15. Exhibits and Financial Statement Schedules.

(a) The following documents are filed as a part of this report:

1. The financial statements listed in “Index to Financial Statements.”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Office Depot, Inc.:

We have audited the accompanying consolidated balance sheets of Office Depot, Inc. and subsidiaries (the “Company”) as of December 29, 2012 and December 31, 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three fiscal years in the period ended December 29, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Office Depot, Inc. and subsidiaries at December 29, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 29, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note A to the consolidated financial statements, the accompanying consolidated financial statements for each of the three fiscal years in the period ended December 29, 2012 have been retrospectively adjusted for (i) a change in accounting principle to present shipping and handling costs within cost of goods sold and occupancy costs, and (ii) changes in methodology for the allocation of costs to the Company’s reportable segments.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Boca Raton, Florida

February 20, 2013 (April 30, 2013 as to the effects of (i) the change in accounting principle described in Note A, and (ii) changes in reportable segment presentation described in Note A, Note B, and Note O)

OFFICE DEPOT, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 29, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$670,811	$570,681
Receivables, net of allowances of $22,755 in 2012 and $19,671 in 2011	803,944	862,831
Inventories	1,050,625	1,146,974
Prepaid expenses and other current assets	170,810	163,646

Total current assets	2,696,190	2,744,132
Property and equipment, net	856,341	1,067,040
Goodwill	64,312	61,899
Other intangible assets, net	16,789	35,223
Deferred income taxes	33,421	47,791
Other assets	343,726	294,899

Total assets	$4,010,779	$4,250,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$934,892	$993,636
Accrued expenses and other current liabilities	931,618	1,010,011
Income taxes payable	5,310	7,389
Short-term borrowings and current maturities of long-term debt	174,148	36,401

Total current liabilities	2,045,968	2,047,437
Deferred income taxes and other long-term liabilities	431,531	452,313
Long-term debt, net of current maturities	485,331	648,313

Total liabilities	2,962,830	3,148,063

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference – $406,773 in 2012 and $377,729 in 2011)	386,401	363,636

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock – authorized 800,000,000 shares of $.01 par value; issued shares – 291,734,027 in 2012 and 286,430,567 in 2011	2,917	2,864
Additional paid-in capital	1,119,775	1,138,542
Accumulated other comprehensive income	212,717	194,522
Accumulated deficit	(616,235)	(539,124)
Treasury stock, at cost – 5,915,268 shares in 2012 and 2011	(57,733)	(57,733)

Total Office Depot, Inc. stockholders’ equity	661,441	739,071
Noncontrolling interests	107	214

Total equity	661,548	739,285

Total liabilities and equity	$4,010,779	$4,250,984

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	2012	2011	2010
Sales	$10,695,652	$11,489,533	$11,633,094
Cost of goods sold and occupancy costs	8,159,614	8,784,405	9,022,852

Gross profit	2,536,038	2,705,128	2,610,242
Operating and selling expenses	1,823,826	1,971,328	1,937,406
Recovery of purchase price	(68,314)	—	—
Asset impairments	138,540	11,427	51,295
General and administrative expenses	672,827	688,619	658,832

Operating income (loss)	(30,841)	33,754	(37,291)
Other income (expense):
Interest income	2,240	1,231	4,663
Interest expense	(68,937)	(33,223)	(58,498)
Loss on extinguishment of debt	(12,110)	—	—
Miscellaneous income, net	34,225	30,857	34,451

Earnings (loss) before income taxes	(75,423)	32,619	(56,675)
Income tax expense (benefit)	1,697	(63,072)	(10,470)

Net earnings (loss)	(77,120)	95,691	(46,205)
Less: Net loss attributable to the noncontrolling interests	(9)	(3)	(1,582)

Net earnings (loss) attributable to Office Depot, Inc.	(77,111)	95,694	(44,623)
Preferred stock dividends	32,934	35,705	37,113

Net earnings (loss) attributable to common stockholders	$(110,045)	$59,989	$(81,736)

Net earnings (loss) per share:
Basic	$(0.39)	$0.22	$(0.30)
Diluted	(0.39)	0.22	(0.30)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

	2012	2011	2010
Net earnings (loss)	$(77,120)	$95,691	$(46,205)
Other comprehensive income (loss), net of tax, where applicable:
Foreign currency translation adjustments	23,465	(21,816)	(32,224)
Amortization of gain on cash flow hedge	(2,308)	(1,690)	(1,659)
Change in deferred pension	(2,910)	(6,379)	19,942
Change in deferred cash flow hedge	(43)	617	(51)
Other	—	—	(246)

Total other comprehensive income (loss), net of tax, where applicable	18,204	(29,268)	(14,238)

Comprehensive income (loss)	(58,916)	66,423	(60,443)
Less: comprehensive income (loss) attributable to the noncontrolling interests	—	14	(1,248)

Comprehensive income (loss) attributable to Office Depot, Inc. stockholders	$(58,916)	$66,409	$(59,195)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Treasury Stock	Noncontrolling Interest	Total Stockholders’ Equity
Balance at December 26, 2009	280,652,278	$2,807	$1,193,157	$238,379	$(590,195)	$(57,733)	$2,827	$789,242
Disposition of majority-owned subsidiaries							2,523	2,523
Purchase of subsidiary shares from noncontrolling interests			(16,066)				(3,623)	(19,689)
Comprehensive income (loss), net of tax:
Net loss					(44,623)		(1,582)	(46,205)
Other comprehensive income (loss)				(14,572)			334	(14,238)
Preferred stock dividends			(37,113)					(37,113)
Grant of long-term incentive stock	223,762	2	(2)					—
Forfeiture of restricted stock	(236,512)	(2)						(2)
Exercise of stock options (including income tax benefits and withholding)	2,419,708	24	590					614
Amortization of long-term incentive stock grants			20,843					20,843

Balance at December 25, 2010	283,059,236	$2,831	$1,161,409	$223,807	$(634,818)	$(57,733)	$479	$695,975
Purchase of subsidiary shares from noncontrolling interests			(983)				(279)	(1,262)
Comprehensive income (loss), net of tax
Net loss					95,694		(3)	95,691
Other comprehensive income (loss)				(29,285)			17	(29,268)
Preferred stock dividends			(35,705)					(35,705)
Grant of long-term incentive stock	2,641,074	26						26
Forfeiture of restricted stock	(342,281)	(3)						(3)
Exercise of stock options (including income tax benefits and withholding)	1,072,538	10	(74)					(64)
Amortization of long-term incentive stock grants			13,895					13,895

Balance at December 31, 2011	286,430,567	$2,864	$1,138,542	$194,522	$(539,124)	$(57,733)	$214	$739,285
Purchase of subsidiary shares from noncontrolling interests			(444)				(107)	(551)
Comprehensive income (loss), net of tax
Net loss					(77,111)		(9)	(77,120)
Other comprehensive income				18,195			9	18,204
Preferred stock dividends			(32,934)					(32,934)
Grant of long-term incentive stock	3,608,806	36	(36)					—
Forfeiture of restricted stock	(446,703)	(4)	4					—
Exercise and release of incentive stock (including income tax benefits and withholding)	2,141,357	21	1,064					1,085
Amortization of long-term incentive stock grants			13,579					13,579

Balance at December 29, 2012	291,734,027	$2,917	$1,119,775	$212,717	$(616,235)	$(57,733)	$107	$661,548

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	2012	2011	2010
Cash flows from operating activities:
Net earnings (loss)	$(77,120)	$95,691	$(46,205)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	203,189	211,410	208,319
Charges for losses on inventories and receivables	64,930	56,200	57,824
Net earnings from equity method investments	(30,462)	(31,426)	(30,635)
Loss on extinguishment of debt	13,377	—	—
Recovery of purchase price	(58,049)	—	—
Pension plan funding	(58,030)	—	—
Dividends received		25,016	—
Asset impairments	138,540	11,427	51,295
Compensation expense for share-based payments	13,579	13,895	20,840
Deferred income taxes and deferred tax assets valuation allowances	667	(14,999)	15,551
Loss (gain) on disposition of assets	(1,764)	4,420	8,709
Other operating activities	5,375	8,510	11,501
Changes in assets and liabilities:
Decrease in receivables	44,052	99,927	60,273
Decrease (increase) in inventories	52,733	53,902	(87,724)
Net decrease (increase) in prepaid expenses and other assets	(138)	25,754	2,522
Net decrease in accounts payable, accrued expenses and other current and long-term liabilities	(131,547)	(360,060)	(69,144)

Total adjustments	256,452	103,976	249,331

Net cash provided by operating activities	179,332	199,667	203,126

Cash flows from investing activities:
Capital expenditures	(120,260)	(130,317)	(169,452)
Acquisitions, net of cash acquired, and related payments	—	(72,667)	(10,952)
Recovery of purchase price	49,841	—	—
Proceeds from disposition of assets and other	32,122	8,117	35,393
Restricted cash	—	(8,800)	(46,509)
Release of restricted cash	8,570	46,509	—

Net cash used in investing activities	(29,727)	(157,158)	(191,520)

Cash flows from financing activities:
Net proceeds from employee share-based transactions	1,586	254	1,011
Advance received	—	8,800	—
Payment for non-controlling interests	(551)	(1,262)	(21,786)
Loss on extinguishment of debt	(13,377)	—	—
Debt retirement	(250,000)	—	—
Debt issuance	250,000	—	—
Debt related fees	(8,012)	(9,945)	(4,688)
Dividends on redeemable preferred stock	—	(36,852)	(27,639)
Proceeds from issuance of borrowings	21,908	9,598	52,488
Payments on long- and short-term borrowings	(56,736)	(69,169)	(30,284)

Net cash used in financing activities	(55,182)	(98,576)	(30,898)

Effect of exchange rate changes on cash and cash equivalents	5,707	(730)	(13,128)

Net increase (decrease) in cash and cash equivalents	100,130	(56,797)	(32,420)
Cash and cash equivalents at beginning of period	570,681	627,478	659,898

Cash and cash equivalents at end of period	$670,811	$570,681	$627,478

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business: Office Depot, Inc. (“Office Depot” or the “Company”) is a global supplier of office products and services under the Office Depot ® brand and other proprietary brand names. As of December 29, 2012, the Company sold to customers throughout North America, Europe, Asia and Latin America. Office Depot operates wholly-owned entities, majority-owned entities and participates in other ventures and alliances.

Basis of Presentation: The Consolidated Financial Statements of Office Depot and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany transactions have been eliminated in consolidation. In addition to wholly owned subsidiaries, the Company consolidates entities where it controls financial and operating policies but does not have total ownership. Noncontrolling interests are presented in the Consolidated Balance Sheets and Consolidated Statements of Stockholders’ Equity as a component of Total stockholders’ equity and in the Consolidated Statements of Operations as a specific allocation of Net earnings (loss). The equity method of accounting is used for investments in which the Company does not control but either shares control equally or has significant influence. During 2010, the Company amended the shareholders’ agreement related to the venture in India such that control is shared equally. The venture was deconsolidated and subsequently accounted for under the equity method. Remaining investment at year end 2012 and 2011 in this venture is considered immaterial. The Company also participates in a joint venture selling office products and services in Mexico and Central and South America that is accounted for using the equity method. Refer to Note P for additional information on investment in unconsolidated joint venture.

Prior year amounts in the Asset impairment line of the Consolidated Statements of Operations and Consolidated Statements of Cash Flows have been reclassified to conform to the current year presentation.

During the first quarter of 2013, the Company modified its measure of business segment operating income for management reporting purposes to allocate to the three segments, North American Retail Division, North American Business Solutions Division and International Division (the “Divisions”), additional General and administrative and other expenses, as well as to allocate to the Divisions additional assets, capital expenditures and related depreciation expense. No changes have been made to the composition of these reportable segments. Additionally, the Company changed its accounting principle of presenting shipping and handling expenses in Operating and selling expenses (previously Store and warehouse operating and selling expenses) to a preferable accounting principle of presenting such expenses in Costs of goods sold and occupancy costs. The Company considers this presentation preferable because it includes costs associated with revenues in the calculation of gross profit and provides better comparability to industry peers. Prior period results have been reclassified to conform to the current period presentation for both the change in accounting principle and the measurement of Division operating income (loss). Neither the change in accounting principle, nor the change in Division operating income (loss) impacted Consolidated Operating income (loss), Net earnings (loss), or Earnings (loss) per share for the periods presented.

Information in these financial statements impacted by these changes include the reclassification of shipping and handling costs totaling $712 million, $721 million and $747 million in 2012, 2011 and 2010, respectively, resulting in an increase in Cost of goods sold and occupancy costs with a corresponding decrease in Operating and selling expenses, the description of certain accounting policies in this Note A, the presentation of segment exit and restructuring-related charges in Note B, the presentation of segment information in Note O and Gross profit amounts in Note R. For 2012, 2011, and 2010, Operating income for the three Divisions has been revised to include $271.9 million, $238.8 million, and $269.1 million, respectively, of General and administrative and other expenses that previously were considered Corporate costs, and to reflect other Divisional cost allocations that have been revised to conform to allocation rates used in the current period.

Fiscal Year: Fiscal years are based on a 52- or 53-week period ending on the last Saturday in December. Fiscal 2011 financial statements consisted of 53 weeks, with the additional week occurring in the fourth quarter; all other periods presented in the Consolidated Financial Statements consisted of 52 weeks.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Estimates and Assumptions: Preparation of these Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the Consolidated Financial Statements and related notes. For example, estimates are required for, but not limited to, facility closure costs, asset impairments, fair value measurements, amounts earned under vendor programs, inventory valuation, contingencies and valuation allowances on deferred tax assets. Actual results may differ from those estimates.

Foreign Currency: Assets and liabilities of international operations are translated into U.S. dollars using the exchange rate at the balance sheet date. Revenues, expenses and cash flows are translated at average monthly exchange rates. Translation adjustments resulting from this process are recorded in Stockholders’ equity as a component of Accumulated other comprehensive income (“OCI”).

Monetary assets and liabilities denominated in a currency other than a consolidated entity’s functional currency result in transaction gains or losses from the remeasurement at spot rates at the end of the period. Foreign currency gains and losses are recorded in Miscellaneous income, net in the Consolidated Statements of Operations.

Cash Equivalents: All short-term highly liquid investments with original maturities of three months or less from the date of acquisition are classified as cash equivalents. Amounts in transit from banks for customer credit card and debit card transactions that process in less than seven days are classified as cash. The banks process the majority of these amounts within one to two business days.

Cash Management: Cash management process generally utilizes zero balance accounts which provide for the settlement of the related disbursement accounts and cash concentration on a daily basis. Trade accounts payable and Accrued expenses as of December 29, 2012 and December 31, 2011 included $53 million and $50 million, respectively, of amounts not yet presented for payment drawn in excess of disbursement account book balances, after considering existing offset provisions. Approximately $184 million of Cash and cash equivalents was held outside the United States at December 29, 2012.

Receivables: Trade receivables, net, totaled $521.1 million and $631.7 million at December 29, 2012 and December 31, 2011, respectively. An allowance for doubtful accounts has been recorded to reduce receivables to an amount expected to be collectible from customers. The allowance recorded at December 29, 2012 and December 31, 2011 was $22.8 million and $19.7 million, respectively.

Exposure to credit risk associated with trade receivables is limited by having a large customer base that extends across many different industries and geographic regions. However, receivables may be adversely affected by an economic slowdown in the United States or internationally. No single customer accounted for more than 10% of total sales or receivables in 2012, 2011 or 2010.

Other receivables are $282.9 million and $231.1 million as of December 29, 2012 and December 31, 2011, respectively, of which $155.3 million and $181.6 million are amounts due from vendors under purchase rebate, cooperative advertising and various other marketing programs.

The Company sells selected accounts receivables on a non-recourse basis to an unrelated financial institution under a factoring agreement in France. The Company accounts for this transaction as a sale of receivables, removes receivables sold from its financial statements, and records cash proceeds when received by the Company as cash provided by operating activities in the Statements of Cash Flows. The financial institution makes available 80% of the face value of the receivables to the Company and retains the remaining 20% as a guarantee until the receipt of the proceeds associated with the factored invoices. In 2012, the Company activated the arrangement by selling receivables, approximately $53 million of which was settled in cash and $96 million as non-cash transactions. As of December 29, 2012, a retention guarantee of $12.7 million and a receivable from the financial institution related to factored receivables of $50.9 million are included in Prepaid expenses and other current assets and Receivables, respectively.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Inventories: Inventories are stated at the lower of cost or market value and are reduced for inventory losses based on physical counts. In-bound freight is included as a cost of inventories. Also, cash discounts and certain vendor allowances that are related to inventory purchases are recorded as a product cost reduction. The weighted average method is used to determine the cost of inventory in North America and the first-in-first-out method is used for inventory held within the international operations.

Prepaid Expenses: At December 29, 2012 and December 31, 2011, Prepaid expenses and other current assets on the Consolidated Balance Sheets included prepaid expenses of $116.3 million and $118.6 million, respectively, relating to short-term advance payments on rent, marketing, services and other matters.

Income Taxes: Income tax expense is recognized at applicable United States or international tax rates. Certain revenue and expense items may be recognized in one period for financial statement purposes and in a different period’s income tax return. The tax effects of such differences are reported as deferred income taxes. Valuation allowances are recorded for periods in which realization of deferred tax assets does not meet a more likely than not standard. Refer to Note F for additional information on deferred income taxes.

Property and Equipment: Property and equipment additions are recorded at cost. Depreciation and amortization is recognized over their estimated useful lives using the straight-line method. The useful lives of depreciable assets are estimated to be 15-30 years for buildings and 3-10 years for furniture, fixtures and equipment. Computer software is amortized over three years for common office applications, five years for larger business applications and seven years for certain enterprise-wide systems. Leasehold improvements are amortized over the shorter of the estimated economic lives of the improvements or the terms of the underlying leases, including renewal options considered reasonably assured. The Company capitalizes certain costs related to internal use software that is expected to benefit future periods. These costs are amortized using the straight-line method over the expected life of the software, which are estimated to be 3-7 years.

Goodwill and Other Intangible Assets: Goodwill represents the excess of the cost of an acquisition over the value assigned to net tangible and identifiable intangible assets of the business acquired. The Company assesses possible goodwill impairment annually in the fourth quarter, or sooner if indications of possible impairment are identified. The Company elected to perform a quantitative test of goodwill for 2012 and no impairment was identified. This test compares the book value of net assets to the fair value of the reporting units. If the fair value is determined to be less than the book value, a second step is performed to compute the amount of impairment as the difference between the estimated fair value of goodwill and the carrying value. The fair value of the reporting units with goodwill were estimated using a discounted cash flow analysis and certain market information. This method of estimating fair value requires assumptions, judgments and estimates of future performance.

Unless conditions warrant earlier action, intangible assets with indefinite lives also are assessed annually for impairment during the fourth quarter. The Company elected to perform a quantitative test of its indefinite life intangible asset for 2012 and no impairment was identified. The test was based on a discounted cash flow approach. Cost of other intangible assets are amortized over their estimated useful lives. Amortizable intangible assets are periodically reviewed to determine whether events and circumstances warrant a revision to the remaining period of amortization. During 2012, a charge of approximately $14 million was recognized related to impairment of amortizing intangible assets. Refer to Note I for additional discussion.

Impairment of Long-Lived Assets: Long-lived assets with identifiable cash flows are reviewed for possible impairment annually or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment is assessed at the individual store level which is the lowest level of identifiable cash flows, and considers the estimated undiscounted cash flows over the asset’s remaining life. If estimated undiscounted cash flows are insufficient to recover the investment, an impairment loss is recognized equal to the estimated fair value of the asset less its carrying value and any costs of disposition, net of salvage value. The fair value estimate is generally the discounted amount of estimated store-specific cash flows. Impairment losses of $124.2 million, $11.4 million and $2.3 million were recognized in 2012, 2011 and 2010, respectively. Because of the significance, the 2012 and 2011 amounts are included in Asset impairments in the Consolidated Statements of Operations. These impairment losses relate to certain under-performing retail stores and changes in assumptions following the Company’s adoption in the third quarter of 2012 of the North American Retail Division retail strategy (“NA Retail Strategy”). Refer to Note I for additional discussion.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Facility Closure Costs: Store performance is regularly reviewed against expectations and stores not meeting performance requirements may be closed. Costs associated with store or other facility closures, principally accrued lease costs, are recognized when the facility is no longer used in an operating capacity or when a liability has been incurred. Store assets are also reviewed for possible impairment, or reduction of estimated useful lives.

Accruals for facility closure costs are based on the future commitments under contracts, adjusted for assumed sublease benefits and discounted at the Company’s risk-adjusted rate at the time of closing. Additionally, the Company recognizes charges to terminate existing commitments and charges or credits to adjust remaining closed facility accruals to reflect current expectations. Refer to Note B for additional information on accrued balance relating to future commitments under operating leases for closed facilities. The short-term and long-term components of this liability are included in Accrued expenses and other current liabilities and Deferred income taxes and other long-term liabilities, respectively, on the Consolidated Balance Sheets.

Accrued Expenses: Included in Accrued expenses and other current liabilities in the Consolidated Balance Sheets are accrued payroll-related amounts of approximately $203.8 million and $262 million at December 29, 2012 and December 31, 2011, respectively.

Fair Value of Financial Instruments: The estimated fair values of financial instruments recognized in the Consolidated Balance Sheets or disclosed within these Notes to Consolidated Financial Statements have been determined using available market information, information from unrelated third-party financial institutions and appropriate valuation methodologies, primarily discounted projected cash flows. Considerable judgment is required when interpreting market information and other data to develop estimates of fair value. Refer to Note I for additional information on fair value.

Revenue Recognition: Revenue is recognized at the point of sale for retail transactions and at the time of successful delivery for contract, catalog and Internet sales. Sales taxes collected are not included in reported sales. The Company uses judgment in estimating sales returns, considering numerous factors including historical sales return rates. The Company also records reductions to revenue for customer programs and incentive offerings including special pricing agreements, certain promotions and other volume-based incentives. Revenue from sales of extended warranty service plans is either recognized at the point of sale or over the warranty period, depending on the determination of legal obligor status. All performance obligations and risk of loss associated with such contracts are transferred to an unrelated third-party administrator at the time the contracts are sold. Costs associated with these contracts are recognized in the same period as the related revenue.

A liability for future performance is recognized when gift cards are sold and the related revenue is recognized when gift cards are redeemed as payment for the products. The Company recognizes as revenue the unused portion of the gift card liability when historical data indicates that additional redemption is remote.

Franchise fees, royalty income and the sales of products to franchisees and licensees, which currently are not significant, are included in Sales, while product costs are included in Cost of goods sold and occupancy costs in the Consolidated Statements of Operations.

Cost of Goods Sold and Occupancy Costs: The Company includes in Cost of goods sold and occupancy costs, inventory costs (as discussed above), outbound freight, receiving, distribution, and occupancy costs of inventory-holding and selling locations.

Shipping and Handling Fees and Costs: Income generated from shipping and handling fees is recorded in Sales for all periods presented. Shipping and handling costs are included in Cost of goods sold and occupancy costs.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Operating and Selling Expenses: This caption includes employee payroll and benefits and other operating costs incurred relating to selling activities, advertising expenses and accretion, gains and losses relating to closed facilities. Asset impairments have been presented separately on the Consolidated Statements of Operations.

General and Administrative Expenses: General and administrative expenses include, employee payroll and benefits, as well as other expenses for executive management and various staff functions, such as information technology, most human resources functions, finance, legal, internal audit, and certain merchandising and product development functions. Gains and losses relating to assets used to support these functions, as well as certain charges related to Company-directed activities are included in this caption. General and administrative expenses are included in determination of Division operating income to the extent those costs are considered to be directly or closely related to segment activity and through allocation of support costs.

Advertising: Advertising costs are charged either to expense when incurred or, in the case of direct marketing advertising, capitalized and amortized in proportion to the related revenues over the estimated life of the material, which range from several months to up to one year.

Advertising expense recognized was $402.4 million in 2012, $434.6 million in 2011 and $469.5 million in 2010. Prepaid advertising costs were $27.3 million as of December 29, 2012 and $28.3 million as of December 31, 2011.

Accounting for Stock-Based Compensation: Stock-based compensation is accounted for using the fair value method of expense recognition. The Company uses the Black-Scholes valuation model and recognize compensation expense on a straight-line basis over the requisite service period of the grant. Alternative models are considered if grants have characteristics that cannot be reasonably estimated using this model.

Pre-opening Expenses: Pre-opening expenses related to opening new stores and warehouses or relocating existing stores and warehouses are expensed as incurred and included in Operating and selling expenses.

Self-insurance: Office Depot is primarily self-insured for workers’ compensation, auto and general liability and employee medical insurance programs. Self-insurance liabilities are based on claims filed and estimates of claims incurred but not reported. These liabilities are not discounted.

Comprehensive Income (Loss): Comprehensive income (loss) represents the change in stockholders’ equity from transactions and other events and circumstances arising from non-stockholder sources. Comprehensive income consists of net earnings (loss), foreign currency translation adjustments, deferred pension gains (losses), and elements of qualifying cash flow hedges. Because of valuation allowances in U.S. and several international taxing jurisdictions, these items generally have little or no tax impact. The component balances are net of immaterial tax impacts, where applicable. As of December 29, 2012, and December 31, 2011, the Consolidated Balance Sheet reflected Accumulated OCI in the amount of $212.7 million and $194.5 million, which consisted of $216.0 million and $192.5 million in foreign currency translation adjustments, $0.6 million and $3.0 million in unamortized gain on hedge and $3.9 million and $1.0 million in deferred pension loss, respectively. During 2012, approximately $3.3 million of the cumulative translation adjustment balance was recognized upon disposition of an international subsidiary. Additionally, the cumulative translation adjustment balance was reduced by $4.7 million in 2012 as a result of providing U.S. deferred taxes on certain foreign earnings following a change in the Company’s permanent reinvestment assertion for the related entity. Refer to Note F for additional discussion of income taxes.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Vendor Arrangements: The Company enters into arrangements with substantially all significant vendors that provide for some form of consideration to be received from the vendors. Arrangements vary, but some specify volume rebate thresholds, advertising support levels, as well as terms for payment and other administrative matters. The volume-based rebates, supported by a vendor agreement, are estimated throughout the year and reduce the cost of inventory and cost of goods sold during the year. This estimate is regularly monitored and adjusted for current or anticipated changes in purchase levels and for sales activity. Other promotional consideration received is event-based or represents general support and is recognized as a reduction of Cost of goods sold and occupancy costs or Inventory, as appropriate based on the type of promotion and the agreement with the vendor. Some arrangements may meet the specific, incremental, identifiable criteria that allow for direct operating expense offset, but such arrangements are not significant.

New Accounting Standards: Effective for the first quarter of 2013, a new accounting standard will require disclosure of amounts reclassified out of comprehensive income by component. In addition, companies will be required to present, either on the face of financial statements or in a single note, significant amounts reclassified out of accumulated other comprehensive income and the income statement line item affected by the reclassification.

Effective for the first quarter of 2014, a new accounting standard will require disclosure of information about the effect or potential effect of financial instrument netting arrangements on the Company’s financial position. Companies will be required to present both net (offset amounts) and gross information in the notes to the financial statements for relevant assets and liabilities that are offset. This standard was further clarified to apply to specified financial instruments subject to master netting agreements.

Including the above, there are no recently issued accounting standards that are expected to have a material effect on the Company’s financial condition, results of operations or cash flows.

NOTE B – SEVERANCE AND FACILITY CLOSURE COSTS

In recent years, the Company has taken actions to adapt to changing and increasingly competitive conditions in the markets in which the Company serves. These actions include closing stores and distribution centers, consolidating functional activities, disposing of businesses and assets, and taking actions to improve process efficiencies.

Severance and facility closure accruals associated with exit and restructuring-related activities are as follows:

(In millions)	Beginning Balance	Charges Incurred	Cash Payments	Non-cash Settlements and Accretion	Currency and Other Adjustments	Ending Balance
2012
Termination benefits	$12	$26	$(33)	$—	$1	$6
Lease, contract obligations and, other costs	95	21	(48)	8	1	77

Total	$107	$47	$(81)	$8	$2	$83

2011
Termination benefits	$4	$25	$(17)	$—	$—	$12
Lease, contract obligations and, other costs	113	26	(59)	12	3	95

Total	$117	$51	$(76)	$12	$3	$107

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The charges incurred are presented in the following captions of the Consolidated Statements of Operations.

(In millions)	2012	2011	2010
Cost of goods sold and occupancy costs	$—	$1	$—
Operating and selling expenses	21	25	14
General and administrative expenses	26	25	22

The charges incurred are recognized in Divisions as presented below.

(In millions)	2012	2011	2010
North American Retail Division	$3	$14	$2
North America Business Solutions Division	5	5	1
International Division	38	29	23
Corporate level	1	3	10

Severance costs usually require cash payment within one year of expense recognition. Facility closure costs usually require cash payments over the related lease contract period or until the lease is terminated. The Company maintains accruals for facilities closed that are considered part of operating activities. Accrual for facilities closed for 2012 and 2011 totaled $10 million and $14 million, respectively. Closure costs and accretion totaled $4 million and $1 million in 2012 and 2011, respectively. Cash payments of $8 million and $7 were made in 2012 and 2011, respectively.

NOTE C – PROPERTY AND EQUIPMENT

Property and equipment consisted of:

(In thousands)	December 29, 2012	December 31, 2011
Land	$31,430	$34,258
Buildings	290,153	335,862
Leasehold improvements	746,909	998,736
Furniture, fixtures and equipment	1,337,612	1,547,659

	2,406,104	2,916,515
Less accumulated depreciation	(1,549,763)	(1,849,475)

Total	$856,341	$1,067,040

The above table of property and equipment includes assets held under capital leases as follows:

(In thousands)	December 29, 2012	December 31, 2011
Buildings	$228,392	$266,992
Furniture, fixtures and equipment	57,565	53,924

	285,957	320,916
Less accumulated depreciation	(106,720)	(112,250)

Total	$179,237	$208,666

Depreciation expense was $152.1 million in 2012, $161.0 million in 2011, and $163.2 million in 2010. Refer to Note I for additional information on asset impairment charges.

Included in $1,337.6 million above, are capitalized software costs of $398.0 million and $378.8 million at December 29, 2012 and December 31, 2011, respectively. The unamortized amounts of the capitalized software costs are $165.7 million and $177.9 million at December 29, 2012 and December 31, 2011, respectively. Amortization of capitalized software costs totaled $46.2 million, $45.2 million and $42.2 million in 2012, 2011 and 2010, respectively. Software development costs that do not meet the criteria for capitalization are expensed as incurred.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Estimated future amortization expense for the next five years related to capitalized software at December 29, 2012 is as follows:

(In millions)
2013	$49.4
2014	47.8
2015	43.4
2016	18.7
2017	6.3
Thereafter	0.1

The weighted average amortization period for the remaining capitalized software is 3.6 years.

In 2010, the Company recognized a $51.3 million asset impairment associated with the abandonment of a certain capitalized software application. This asset impairment is included in Asset impairments in the Consolidated Statement of Operations.

NOTE D – GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The components of goodwill by segment are provided in the following table:

(In thousands)	North American Retail Division	North American Business Solutions Division	International Division	Total
Goodwill	$1,842	$367,790	$863,134	$1,232,766
Accumulated impairment losses	(1,842)	(348,359)	(863,134)	(1,213,335)

Balance as of December 25, 2010	—	19,431	—	19,431
Goodwill	1,842	367,790	863,134	1,232,766
Accumulated impairment losses	(1,842)	(348,359)	(863,134)	(1,213,335)
Goodwill acquired during the year	—	—	45,805	45,805
Foreign currency rate impact	—	—	(3,337)	(3,337)

Balance as of December 31, 2011	—	19,431	42,468	61,899
Goodwill	1,842	367,790	905,602	1,275,234
Accumulated impairment losses	(1,842)	(348,359)	(863,134)	(1,213,335)
Foreign currency rate impact	—	—	2,413	2,413

Balance as of December 29, 2012	$—	$19,431	$44,881	$64,312

Refer to Note I for additional discussion of the 2012 goodwill valuation considerations.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Other Intangible Assets

The carrying value of an indefinite-lived intangible asset related to an acquired trade name was $5.7 million and $5.5 million, at December 29, 2012 and December 31, 2011, respectively. The carrying value change during 2012 resulted from changes in foreign currency rates. This intangible asset is included in Other intangible assets in the Consolidated Balance Sheets. Indefinite-lived intangibles are not subject to amortization, but are assessed for impairment at least annually.

Definite-lived intangible assets are reviewed periodically to determine whether events and circumstances warrant a revision to the remaining period of amortization. In the third quarter of 2012, the Company re-evaluated remaining balances of certain amortizing intangible assets associated with a 2011 acquisition in Sweden. An impairment charge of approximately $14 million was recognized and is presented in Asset impairment in the Consolidated Statements of Operations. Refer to Notes I and P for additional information on the fair value measurement and the acquisition, respectively.

Definite-lived intangible assets, which are included in Other intangible assets in the Consolidated Balance Sheets, are as follows:

	December 29, 2012
(In thousands)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer lists	$28,000	$(16,864)	$11,136
Other	3,400	(3,400)	—

Total	$31,400	$(20,264)	$11,136

	December 31, 2011
(In thousands)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer lists	$43,972	$(16,174)	$27,798
Other	5,868	(3,987)	1,881

Total	$49,840	$(20,161)	$29,679

The weighted average amortization period for the remaining finite-lived intangible assets is 4.4 years.

Amortization of intangible assets was $4.9 million in 2012, $5.2 million in 2011, and $2.9 million in 2010 (at average foreign currency exchange rates). For 2012, $2.6 million and $2.3 million are included in the Consolidated Statement of Operations in Operating and selling expenses and General and administrative expenses, respectively.

Estimated future amortization expense for the next five years at December 29, 2012 is as follows:

(In thousands)
2013	$2,545
2014	2,545
2015	2,545
2016	2,545
2017	956

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE E – DEBT

Debt consists of the following:

(In thousands)	December 29, 2012	December 31, 2011
Short-term borrowings and current maturities of long-term debt:
Short-term borrowings	$2,203	$15,057
Capital lease obligations	19,694	18,626
Other current maturities of long-term debt	152,251	2,718

	$174,148	$36,401

Long-term debt, net of current maturities:
Senior Secured Notes	$250,000	$—
Senior Notes	—	399,953
Capital lease obligations	217,884	229,605
Other	17,447	18,755

	$485,331	$648,313

The Company was in compliance with all applicable financial covenants of existing loan agreements at December 29, 2012.

Amended Credit Agreement

On May 25, 2011, the Company entered into a $1.0 billion Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with a group of lenders, most of whom participated in the Company’s previously-existing $1.25 billion Credit Agreement. The Amended Credit Agreement provides for an asset based, multi-currency revolving credit facility (the “Facility”). The Amended Credit Agreement also provides that the Facility may be increased by up to $250 million, subject to certain terms and conditions, including obtaining increased commitments from existing or new lenders. The amount that can be drawn on the Facility at any given time is determined based on percentages of certain accounts receivable, inventory and credit card receivables (the “Borrowing Base”). At December 29, 2012, the Company was eligible to borrow $699.4 million of the Facility based on the December Borrowing Base certificate. The Facility includes a sub-facility of up to $200 million which is available to certain of the Company’s European subsidiaries (the “European Borrowers”). Certain of the Company’s domestic subsidiaries (the “Domestic Guarantors”) guaranty the obligations under the Facility. The Agreement also provides for a letter of credit sub-facility of up to $325 million. All loans borrowed under the Agreement may be borrowed, repaid and reborrowed from time to time until the maturity date of May 25, 2016.

All amounts borrowed under the Facility, as well as the obligations of the Domestic Guarantors, are secured by a lien on the Company’s and such Domestic Guarantors’ accounts receivables, inventory, cash, cash equivalents and deposit accounts. All amounts borrowed by the European Borrowers under the Facility are secured by a lien on such European Borrowers’ accounts receivable, inventory, cash, cash equivalents and deposit accounts, as well as certain other assets. At the Company’s option, borrowings made pursuant to the Facility bear interest at either, (i) the alternate base rate (defined as the higher of the Prime Rate (as announced by the Agent), the Federal Funds Rate plus 1/2 of 1% and the one month Adjusted LIBO Rate (defined below) and 1%) or (ii) the Adjusted LIBO Rate (defined as the LIBO Rate as adjusted for statutory revenues) plus, in either case, a certain margin based on the aggregate average availability under the Facility. The Amended Credit Agreement also contains representations, warranties, affirmative and negative covenants, and default provisions which are conditions precedent to borrowing. The most significant of these covenants and default provisions include limitations in certain circumstances on acquisitions, dispositions, share repurchases and the payment of cash dividends. The Company has never paid a cash dividend on its common stock.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Facility also includes provisions whereby if the global availability is less than $150.0 million, or the European availability is below $37.5 million, the Company’s cash collections go first to the agent to satisfy outstanding borrowings. Further, if total availability falls below $125.0 million, a fixed charge coverage ratio test is required. Any event of default that is not cured within the permitted period, including non-payment of amounts when due, any debt in excess of $25 million becoming due before the scheduled maturity date, or the acquisition of more than 40% of the ownership of the Company by any person or group, within the meaning of the Securities and Exchange Act of 1934, could result in a termination of the Facility and all amounts outstanding becoming immediately due and payable.

The Amended Credit Agreement also permits the Company to use the Facility to redeem, tender or otherwise repurchase its existing Senior Notes subject to a $600 million minimum liquidity requirement.

On February 24, 2012, the Company entered into an amendment (the “Amendment”) to the Amended Credit Agreement. The Amendment provides the Company flexibility with regard to certain restrictive covenants in any possible refinancing and other transactions. In addition, the Amendment released one of the Company’s subsidiaries from its guarantee obligations under the Amended Credit Agreement.

At December 29, 2012, the Company had approximately $699.4 million of available credit under the Facility. At December 29, 2012, no amounts were outstanding under the Facility. Letters of credit outstanding under the Facility totaled approximately $90 million. An additional $0.2 million of letters of credit were outstanding under separate agreements. Average borrowings under the Facility during the periods for which amounts were outstanding in 2012 were approximately $4.3 million at an average interest rate of 2.6%. The maximum month end amount outstanding during 2012 occurred in February at approximately $13.2 million.

Senior Secured Notes

On March 14, 2012, the Company issued $250 million aggregate principal amount of its 9.75% Senior Secured Notes due March 15, 2019 (“Senior Secured Notes”) with interest payable in cash semiannually in arrears on March 15 and September 15 of each year. The Senior Secured Notes are fully and unconditionally guaranteed on a senior secured basis by each of the Company’s existing and future domestic subsidiaries that guarantee the Amended Credit Agreement. The Senior Secured Notes are secured on a first-priority basis by a lien on substantially all of the Company’s domestic subsidiaries’ present and future assets, other than assets that secure the Amended Credit Agreement, and certain of their present and future equity interests in foreign subsidiaries. The Senior Secured Notes are secured on a second-priority basis by a lien on the Company and its domestic subsidiaries’ assets that secure the Amended Credit Agreement. The Senior Secured Notes were issued pursuant to an indenture, dated as of March 14, 2012, among the Company, the domestic subsidiaries named therein and U.S. Bank National Association, as trustee (the “Indenture”). Approximately $7 million was capitalized associated with the issuance of the Senior Secured Notes and will be amortized through 2019.

The terms of the Indenture provide that, among other things, the Senior Secured Notes and guarantees will be senior secured obligations and will: (i) rank senior in right of payment to any future subordinated indebtedness of the Company and the guarantors; (ii) rank equally in right of payment with all of the existing and future senior indebtedness of the Company and the guarantors; (iii) rank effectively junior to all existing and future indebtedness under the Amended Credit Agreement to the extent of the value of certain collateral securing the Facility on a first-priority basis, subject to certain exceptions and permitted liens; (iv) rank effectively senior to all existing and future indebtedness under the Amended Credit Agreement to the extent of the value of certain collateral securing the Senior Secured Notes; and (v) be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to the Company or one of the guarantors).

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Indenture contains affirmative and negative covenants that, among other things, limit or restrict the Company’s ability to: incur additional debt or issue stock, pay dividends, make certain investments or make other restricted payments; engage in sales of assets; and engage in consolidations, mergers and acquisitions. However, many of these currently active covenants will cease to apply for so long as the Company receives and maintains investment grade ratings from specified debt rating services and there is no default under the Indenture. There are no maintenance financial covenants.

The Senior Secured Notes may be redeemed by the Company, in whole or in part, at any time prior to March 15, 2016 at a price equal to 100% of the principal amount plus a make-whole premium as of the redemption date and accrued and unpaid interest. Thereafter, the Senior Secured Notes carry optional redemption features whereby the Company has the redemption option prior to maturity at par plus a premium beginning at 104.875% at March 15, 2016 and declining ratably to par at March 15, 2018 and thereafter, plus accrued and unpaid interest. Should the Company sell its ownership interest in Office Depot de Mexico, S.A., it would be required to offer to repurchase an aggregate amount of Notes at least equal to 60% of the net proceeds of such sale at 100% of par plus accrued and unpaid interest.

Additionally, on or prior to March 15, 2015, the Company may redeem up to 35% of the aggregate principal amount of the Senior Secured Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 109.750% of the principal amount of the Senior Secured Notes redeemed plus accrued and unpaid interest to the redemption date; and, upon the occurrence of a change of control, holders of the Senior Secured Notes may require the Company to repurchase all or a portion of the Senior Secured Notes in cash at a price equal to 101% of the principal amount to be repurchased plus accrued and unpaid interest to the repurchase date. Change of control, as defined in the Indenture, is a transfer of all or substantially all of the assets of Office Depot, acquisition of more than 50% of the voting power of Office Depot by a person or group, or members of the Office Depot Board of Directors as previously approved by the stockholders of Office Depot ceasing to constitute a majority of the Office Depot Board of Directors.

Senior Notes

In August 2003, the Company issued $400 million senior notes (“Senior Notes”) which bear interest at the rate of 6.25% per year, and because of amortization of a terminated treasury rate lock, have an effective interest rate of 5.86%. The notes contain provisions that could, in certain circumstances, place financial restrictions or limitations on the Company.

On March 15, 2012, the Company repurchased $250 million aggregate principal amount of its outstanding Senior Notes under a cash tender offer. The total consideration for each $1,000.00 note surrendered was $1,050.00. Tender fees and a proportionate amount of deferred debt issue costs and a deferred cash flow hedge gain were included in the measurement of the $12.1 million extinguishment costs reported in the Consolidated Statements of Operations for 2012. The cash amounts of the premium paid and tender fees are reflected as financing activities in the Consolidated Statements of Cash Flows. Accrued interest was paid through the extinguishment date.

The remaining $150 million outstanding Senior Notes is due in August 2013 and is classified as a current liability in the Consolidated Balance Sheet as of December 29, 2012.

Short-Term Borrowing

The Company had short-term borrowings of $2.2 million at December 29, 2012 under various local currency credit facilities for international subsidiaries that had an effective interest rate at the end of the year of approximately 5.8%. The maximum month end amount occurred in July at approximately $16.1 million and the maximum monthly average amount occurred in August at approximately $15.8 million. The majority of these short-term borrowings represent outstanding balances on uncommitted lines of credit, which do not contain financial covenants.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Capital Lease Obligations

Capital lease obligations primarily relate to buildings and equipment.

Aggregate annual maturities of long-term debt and capital lease obligations are as follows:

(In thousands)
2013	$191,026
2014	38,061
2015	37,606
2016	31,315
2017	30,888
Thereafter	443,588

Total	772,484
Less amount representing interest on capital leases	(113,005)

Total	659,479
Less current portion	(174,148)

Total long-term debt	$485,331

NOTE F – INCOME TAXES

The income tax expense (benefit) related to earnings (loss) from operations consisted of the following:

(In thousands)	2012	2011	2010
Current:
Federal	$(13,819)	$(59,504)	$(28,278)
State	902	(3,625)	1,408
Foreign	13,795	15,023	849
Deferred :
Federal	(4,700)	—	—
State	33	33	(64)
Foreign	5,486	(14,999)	15,615

Total income tax expense (benefit)	$1,697	$(63,072)	$(10,470)

The components of earnings (loss) before income taxes consisted of the following:

(In thousands)	2012	2011	2010
North America	$(129,310)	$(4,131)	$(114,231)
International	53,887	36,750	57,556

Total	$(75,423)	$32,619	$(56,675)

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The components of deferred income tax assets and liabilities consisted of the following:

(In thousands)	December 29, 2012	December 31, 2011
U.S. and foreign net operating loss carryforwards	$366,927	$379,610
Deferred rent credit	95,220	101,679
Vacation pay and other accrued compensation	61,356	78,797
Accruals for facility closings	21,027	32,800
Inventory	14,406	13,562
Self-insurance accruals	19,374	20,640
Deferred revenue	6,613	5,893
State credit carryforwards, net of Federal benefit	8,278	13,643
Allowance for bad debts	2,727	2,911
Accrued rebates	121	7,978
Basis difference in fixed assets	39,762	—
Other items, net	64,230	46,713

Gross deferred tax assets	700,041	704,226
Valuation allowance	(583,172)	(621,719)

Deferred tax assets	116,869	82,507

Internal software	2,799	4,216
Basis difference in fixed assets	—	32,055
Deferred Subpart F income	10,791	10,791
Undistributed foreign earnings	72,345	—

Deferred tax liabilities	85,935	47,062

Net deferred tax assets	$30,934	$35,445

For financial reporting purposes, a jurisdictional netting process is applied to deferred tax assets and deferred tax liabilities, resulting in the balance sheet classification shown below.

(In thousands)	December 29, 2012	December 31, 2011
Deferred tax assets:
Included in Prepaid and other current assets	$36,725	$29,592
Deferred income taxes – noncurrent	33,421	47,791
Deferred tax liabilities:
Included in Accrued expenses and other current liabilities	4,711	12,558
Included in Deferred income taxes and other long-term liabilities	34,501	29,380

Net deferred tax asset	$30,934	$35,445

As of December 29, 2012, the Company had approximately $229 million of U.S. Federal, $833 million of foreign, and $1.2 billion of state net operating loss carryforwards. The U.S. Federal carryforward will expire between 2030 and 2032. Of the foreign carryforwards, $623 million can be carried forward indefinitely, $29 million will expire in 2013, and the remaining balance will expire between 2014 and 2032. Of the state carryforwards, $7 million will expire in 2013, and the remaining balance will expire between 2014 and 2032. The Company has not triggered any provision, similar to the U.S. IRS Federal Section 382, limiting the use of the Company’s net operating loss carryforwards and deferred tax assets as of December 29, 2012. If the Company were to become subject to such provisions in future periods, the Company’s income tax expense may be negatively impacted.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Additionally, as a result of the settlement of an audit with a foreign taxing authority, the Company has conceded net operating loss carryforwards of $56 million and the previously disclosed $1.73 billion of foreign capital loss carryforwards ($454 million tax-effected) that resulted from a 2010 internal restructuring transaction. Both of these deferred tax attributes were fully offset by valuation allowance prior to the settlement. Under the tax laws of the jurisdiction, the capital loss carryforward was limited to only offset a future capital gain resulting from an intercompany transaction between the specific subsidiaries of the Company involved in the 2010 transaction. Because the Company believed that it was remote that the capital loss carryforward would be realized in the foreseeable future, a full valuation allowance had been established against the asset and the Company had excluded the attribute from the above tabular renditions of deferred tax assets and liabilities.

U.S. income taxes have not been provided on certain undistributed earnings of foreign subsidiaries, which were approximately $451 million as of December 29, 2012. The Company has historically reinvested such earnings overseas in foreign operations indefinitely and expects that future earnings will also be reinvested overseas indefinitely except as follows. In the fourth quarter of 2012, the Company concluded that it could no longer assert that foreign earnings of the Office Depot de Mexico joint venture would remain permanently reinvested, and therefore has established a deferred tax liability on the excess financial accounting value as of December 29, 2012 over the tax basis of the investment. Concurrently, as a result of the additional source of future taxable income represented by the newly established deferred tax liability, the Company concluded that valuation allowances attributable to U.S. Federal net operating loss carryforwards equal in value to the basis differential in the investment should be removed, as the Company believes that these assets will more likely than not be realized in a future period. As a result of the Company incurring a pre-tax loss and recognizing current-year benefits to its cumulative translation account attributable to its investment in the joint venture, the Company recorded an approximate net $5 million deferred tax benefit from the release of the valuation allowance.

Valuation allowances have been established to reduce deferred asset to an amount that is more likely than not to be realized and is based upon the uncertainty of the realization of certain deferred tax assets related to net operating loss carryforwards and other tax attributes. Because of the downturn in the Company’s performance associated with recessionary economic conditions, as well as the significant restructuring activities and charges the Company has taken in response, the Company has established valuation allowances against significant portions of its domestic and foreign deferred tax assets. The establishment of valuation allowances requires significant judgment and is impacted by various estimates. Both positive and negative evidence, as well as the objectivity and verifiability of that evidence, is considered in determining the appropriateness of recording a valuation allowance on deferred tax assets. An accumulation of recent pre-tax losses is considered strong negative evidence in that evaluation. While the Company believes positive evidence exists with regard to the realizability of these deferred tax assets, it is not considered sufficient to outweigh the objectively verifiable negative evidence, including the cumulative 36 month pre-tax loss history. Valuation allowances in certain foreign jurisdictions were removed during 2010 and 2011 because sufficient positive financial information existed, resulting in tax benefit recognition of $10 million and $9 million, respectively. In 2012, additional valuation allowances were established in certain other foreign jurisdictions because realizability of the related deferred tax assets was no longer more likely than not. Deferred tax assets without valuation allowances remain in certain foreign tax jurisdictions where supported by the evidence.

(In millions)	Beginning Balance	Additions	Deductions	Ending Balance
Valuation allowances at:
December 29, 2012	$621.7	$—	$(38.5)	$583.2
December 31, 2011	$648.9	$—	$(27.2)	$621.7

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In addition to the $583.2 million valuation allowance as of December 29, 2012, the Company has an additional $5 million tax effected net operating loss carryforward assets generated from equity compensation deductions that if realized in future periods would benefit additional paid-in capital.

The following is a reconciliation of income taxes at the Federal statutory rate to the provision (benefit) for income taxes:

(In thousands)	2012	2011	2010
Federal tax computed at the statutory rate	$(26,398)	$11,417	$(19,836)
State taxes, net of Federal benefit	709	1,417	1,434
Foreign income taxed at rates other than Federal	(14,889)	(22,290)	(15,926)
Increase (reduction) in valuation allowance	(8,662)	(7,927)	29,777
Non-deductible foreign interest	9,863	11,818	5,094
Change in uncertain tax positions	1,342	(77,085)	(32,283)
Tax expense from intercompany transactions	1,886	4,955	1,090
Subpart F income	—	10,101	—
Change in tax rate	1,816	1,529	—
Non-taxable return of purchase price	(22,361)	—	—
Outside basis difference of foreign joint venture	67,645	—	—
Tax accounting method change ruling	(15,548)	—	—
Disposition of foreign affiliates	223	—	(8,562)
Gain on intercompany sale	—	—	20,216
Other items, net	6,071	2,993	8,526

Income tax expense (benefit)	$1,697	$(63,072)	$(10,470)

The Company has reached a tentative settlement with the U.S. Internal Revenue Service (“IRS”) Appeals Division to close the previously-disclosed IRS deemed royalty assessment relating to foreign operations. The settlement is subject to the Congressional Joint Committee on Taxation approval which is anticipated in 2013. The resolution of this matter will close all known disputes with the IRS relating to 2009 and 2010. The Company has included the settlement in its assessment of uncertain tax positions at December 29, 2012, as provided below. Additionally, the 2012 tax rate includes an accrued benefit based on a ruling from the IRS allowing the Company to amend the 2009 tax year to make certain tax accounting method changes previously reflected in the 2010 tax year and to file an additional claim for refund for the incremental 2009 tax loss. The net result of the tax ruling and the Company’s settlement with the IRS Appeals Division will result in the receipt of approximately $14 million, which the Company expects to receive after the Congressional Joint Committee on Taxation review.

The 2012 effective tax rate also includes the benefit from the Recovery of purchase price that is treated as a purchase price adjustment for tax purposes. As discussed in Note H, this recovery would have been a reduction of related goodwill for financial reporting purposes, but the related goodwill was impaired in 2008.

The significant tax jurisdictions related to the line item foreign income taxed at rates other than Federal include the UK, the Netherlands and France.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the activity related to uncertain tax positions:

(In thousands)	2012	2011	2010
Beginning balance	$6,527	$110,540	$141,125
Additions based on tax positions related to the current year	—	—	3,436
Additions for tax positions of prior years	2,907	471,081	24,936
Reductions for tax positions of prior years	(829)	(40,083)	(32,572)
Statute expirations	—	(60,131)	(17)
Settlements	(4,053)	(474,880)	(26,368)

Ending balance	$4,552	$6,527	$110,540

Included in the balance of $4.6 million at December 29, 2012, are $2.8 million of net uncertain tax positions that, if recognized, would affect the effective tax rate. The difference of $1.8 million primarily results from positions which if sustained would be fully offset by a change in valuation allowance.

The Company files a U.S. federal income tax return and other income tax returns in various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations for years before 2009. As discussed above, U.S. federal filings for 2009 and 2010 are awaiting final resolution from the IRS Appeals Division. The 2011 IRS Examination has been completed, and pending the final resolution of the tentative settlement with the IRS Appeals Division for 2009 and 2010 the IRS has made a deemed royalty assessment of $12.4 million ($4.3 million tax-effected) relating to 2011 foreign operations. The Company disagrees with this assessment and believes that no uncertain tax position accrual is required as of December 29, 2012. Additionally, the U.S. federal tax return for 2012 is under concurrent year review, and it is reasonably possible that the audits for one or more of these periods will be closed prior to the end of 2013. Significant international tax jurisdictions include the UK, the Netherlands, France and Germany. Generally, the Company is subject to routine examination for years 2008 and forward in these jurisdictions. It is reasonably possible that certain of these audits will close within the next 12 months, which the Company does not believe would result in a material change in its accrued uncertain tax positions. Additionally, the Company anticipates that it is reasonably possible that new issues will be raised or resolved by tax authorities that may require changes to the balance of unrecognized tax benefits, however, an estimate of such changes cannot reasonably be made.

The Company recognizes interest related to unrecognized tax benefits in interest expense and penalties in the provision for income taxes. Because of the expiration of statute and settlement reached with certain taxing authorities, net interest credits of $30.4 million in 2011 and $6.7 million in 2010 were recognized. The Company recognized expense from interest of approximately $1.9 million in 2012. The Company had approximately $8.8 million accrued for the payment of interest and penalties as of December 29, 2012.

In connection with the expensing of the fair value of employee stock options, the Company has elected to calculate the pool of excess tax benefits under the alternative or “short-cut” method. At adoption, this pool of benefits was approximately $55.3 million and was approximately $100.7 million as of December 29, 2012. This pool may increase in future periods if tax benefits realized are in excess of those based on grant date fair values or may decrease if used to absorb future tax deficiencies determined for financial reporting purposes.

NOTE G – COMMITMENTS AND CONTINGENCIES

Operating Leases: The Company leases retail stores and other facilities and equipment under operating lease agreements. Facility leases typically are for a fixed non-cancellable term with one or more renewal options. In addition to minimum rentals, there are certain executory costs such as real estate taxes, insurance and common area maintenance on most of the facility leases. Many lease agreements contain tenant improvement allowances, rent holidays, and/or rent escalation clauses. For purposes of recognizing incentives and minimum rental expenses on a straight-line basis over the terms of the leases, the Company uses the date of initial possession to begin amortization.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Deferred rent liability for tenant improvement allowances and rent holidays are recognized and amortized over the terms of the related leases as a reduction of rent expense. Rent related accruals totaled approximately $262.7 million and $254 million at December 29, 2012 and December 31, 2011, respectively. The short-term and long-term components of these liabilities are included in Accrued expenses and Other long-term liabilities, respectively, on the Consolidated Balance Sheets. For scheduled rent escalation clauses during the lease terms or for rental payments commencing at a date other than the date of initial occupancy, the Company records minimum rental expenses on a straight-line basis over the terms of the leases.

Certain leases contain provisions for additional rent to be paid if sales exceed a specified amount, though such payments have been immaterial during the years presented.

Future minimum lease payments due under the non-cancelable portions of leases as of December 29, 2012 include facility leases that were accrued as store closure costs and are as follows.

(In thousands)
2013	$467,126
2014	400,317
2015	325,509
2016	246,738
2017	178,929
Thereafter	533,054

2,151,673
Less sublease income	48,389

Total	$2,103,284

Rent expense, including equipment rental, was $429.0 million, $447.1 million and $469.4 million in 2012, 2011, and 2010, respectively. Rent expense was reduced by sublease income of $4.6 million in 2012, $3.0 million in 2011 and $2.8 million in 2010.

Legal Matters: The Company is involved in litigation arising in the normal course of business. While, from time to time, claims are asserted that make demands for a large sum of money (including, from time to time, actions which are asserted to be maintainable as class action suits), the Company does not believe that contingent liabilities related to these matters (including the matters discussed below), either individually or in the aggregate, will materially affect the Company’s financial position, results of operations or cash flows.

In addition, in the ordinary course of business, sales to and transactions with government customers may be subject to lawsuits, investigations, audits and review by governmental authorities and regulatory agencies, with which the Company cooperates. Many of these lawsuits, investigations, audits and reviews are resolved without material impact to the Company. While claims in these matters may at times assert large demands, the Company does not believe that contingent liabilities related to these matters, either individually or in the aggregate, will materially affect our financial position, results of our operations or cash flows. In addition to the foregoing, State of California et. al. ex. rel. David Sherwin v. Office Depot was filed in Superior Court for the State of California, Los Angeles County, and unsealed on October 19, 2012. This lawsuit relates to allegations regarding certain pricing practices in California under a now expired agreement that was in place between January 2, 2006 and January 1, 2011, pursuant to which state, local and non-profit agencies purchased office supplies (the “Purchasing Agreement”) from us. This action seeks as relief monetary damages. This lawsuit, which is now pending in the United States District Court for the Central District of California after a Notice of Removal filed by the Company. We believe that adequate provisions have been made for probable losses on one claim in this matter and such amounts are not material. However, in light of the early stages of the other claims and the inherent uncertainty of litigation, we are unable to reasonably determine the full effect of the potential liability in the matter. Office Depot intends to vigorously defend itself in this lawsuit and filed motions to dismiss. Additionally, during the first quarter of 2011, we were notified that the United States Department of Justice (“DOJ”) commenced an investigation into certain pricing practices related to the Purchasing Agreement. We have cooperated with the DOJ on this matter.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE H – EMPLOYEE BENEFIT PLANS

Long-Term Incentive Plan

During 2007, the Company’s Board of Directors adopted, and the shareholders approved, the Office Depot, Inc. 2007 Long-Term Incentive Plan (the “Plan”). The Plan permits the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based, and other equity-based incentive awards. The option exercise price for each grant of a stock option shall not be less than 100% of the fair market value of a share of common stock on the date the option is granted. Options granted under the Plan become exercisable from one to five years after the date of grant, provided that the individual is continuously employed with the Company. All options granted expire no more than ten years following the date of grant. Employee share-based awards are generally issued in the first quarter of the year.

Long-Term Incentive Stock Plan

During 2010, the Company implemented a one-time voluntary stock option exchange program that had been approved by the Company’s Board of Directors and the shareholders. The fair value exchange program resulted in the tender of 3.8 million shares of eligible options in exchange for approximately 1.4 million of newly-issued options. No additional compensation expense resulted from this value-for-value exchange; however, the remaining unamortized compensation expense was subject to amortization over the three year vesting period. The new options have an exercise price of $5.13, which was the closing price of Office Depot, Inc. common stock on the date of the exchange. The fair value of the exchanged shares was $2.97 per share. The new options are listed separately in the tables below.

A summary of the activity in the stock option plans for the last three years is presented below.

	2012		2011		2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	19,059,176	$6.90	20,021,044	$7.49	24,202,715	$11.81
Granted	82,000	3.22	3,680,850	4.53	5,140,900	8.11
Granted – option exchange	—	—	—	—	1,350,709	5.13
Cancelled	(4,512,372)	14.51	(3,567,513)	9.46	(4,510,682)	21.57
Cancelled – option exchange	—	—	—	—	(3,739,557)	22.85
Exercised	(2,050,733)	0.88	(1,075,205)	0.86	(2,423,041)	0.95

Outstanding at end of year	12,578,071	$5.25	19,059,176	$6.90	20,021,044	$7.49

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The weighted-average grant date fair values of options granted during 2012, 2011, and 2010 were $1.86, $2.25, and $3.89, respectively, using the following weighted average assumptions for grants:

•	Risk-free interest rates of 0.94% for 2012, 1.97% for 2011, and 2.32% for 2010

•	Expected lives of 4.5 years for all three years

•	A dividend yield of zero for all three years

•	Expected volatility ranging from 72% to 74% for 2012, 67% to 77% for 2011, and 64% to 73% for 2010

•	Forfeitures are anticipated at 5% and are adjusted for actual experience over the vesting period

The following table summarizes information about options outstanding at December 29, 2012.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
$0.85 $5.12	6,936,143	3.82	$2.11	5,105,443	3.36	$1.44
5.13 (option exchange)	739,478	3.48	5.13	541,019	3.14	5.13
5.14 10.00	3,790,993	3.55	7.65	2,676,641	3.09	7.83
10.01 15.00	751,659	1.17	11.31	751,659	1.17	11.31
15.01 25.00	87,501	0.61	17.45	87,501	0.61	17.45
25.01 33.61	272,297	1.00	31.44	272,297	1.00	31.44

$0.85 $33.61	12,578,071	3.48	$5.25	9,434,560	3.00	$5.26

The intrinsic value of options exercised in 2012, 2011 and 2010, was $4.0 million, $3.8 million, and $11.9 respectively.

As of December 29, 2012, there was approximately $3.4 million of total stock-based compensation expense that has not yet been recognized relating to non-vested awards granted under option plans. This expense, net of forfeitures, is expected to be recognized over a weighted-average period of approximately 1.25 years. Of the 3.1 million unvested shares, the Company estimates that 3.0 million shares, or 97%, will vest. The number of exercisable shares was 9.4 million shares of common stock at December 29, 2012 and 10.8 million shares of common stock at December 31, 2011.

Restricted Stock and Restricted Stock Units

Restricted stock grants typically vest annually over a three-year service period; however, share grants made to the Company’s Board of Directors vest immediately and are free of restrictions.

In 2012, the Company granted 4.0 million shares of restricted stock and restricted stock units to eligible employees. These grants typically vest one-third annually on the grant date anniversary. Included in the 2012 grant is one award of 500,000 shares that will vest in two equal installments on December 31, 2012 and April 30, 2014. In addition, 336,000 shares were granted to the Board of Directors as part of their annual compensation and vested immediately. A summary of the status of the Company’s nonvested shares and changes during 2012, 2011 and 2010 is presented below.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	2012		2011		2010
	Shares	Weighted Average Grant- Date Price	Shares	Weighted Average Grant- Date Price	Shares	Weighted Average Grant- Date Price
Nonvested at beginning of year	2,612,876	$3.96	496,059	$10.39	1,318,162	$13.21
Granted	4,018,253	3.26	2,890,943	3.96	173,387	8.01
Vested	(695,751)	3.45	(594,876)	9.00	(741,007)	14.19
Forfeited	(475,478)	3.79	(179,250)	4.97	(254,483)	11.31

Nonvested at end of year	5,459,900	$3.52	2,612,876	$3.96	496,059	$10.39

As of December 29, 2012, there was approximately $10.1 million of total unrecognized compensation cost related to nonvested restricted stock. This expense, net of forfeitures, is expected to be recognized over a weighted-average period of approximately 2 years. Of the 5.5 million unvested shares at year end, the Company estimates that 5.0 million shares will vest. The total grant date fair value of shares vested during 2012 was approximately $2.4 million.

Performance-Based Incentive Program

During 2012, the Company implemented a performance-based long-term incentive program consisting of performance stock units and performance cash. Payouts under this program are based on achievement of certain financial targets set by the Board of Directors, and are subject to additional service vesting requirements, generally of three years from the grant date. In total, 2.1 million performance stock units were granted under the program. Based on 2012 performance, 1.0 million shares were earned and will be subject to the vesting requirements; all remaining shares were forfeited.

The Company also granted $15.0 million in performance cash under the program described above. Based on 2012 performance, $5.6 million was considered earned and the remaining $9.4 million was forfeited. The vesting of the performance cash is identical to the vesting for the performance stock units discussed above.

Long-Term Incentive Cash Plan

During 2012, certain of the Company’s employees were eligible to receive time-vested long-term incentive cash. Approximately $6 million was granted in March of 2012 with a three-year ratable vesting schedule. Awards vest on each of the first three anniversaries following the grant date. As of December 29, 2012 there was approximately $5.5 million that remained outstanding.

Retirement Savings Plans

Eligible Company employees may participate in the Office Depot, Inc. Retirement Savings Plan (“401(k) Plan”), which was approved by the Board of Directors. This plan allows those employees to contribute a percentage of their salary, commissions and bonuses in accordance with plan limitations and provisions of Section 401(k) of the Internal Revenue Code. Company matching contributions were suspended by the compensation and benefits committee of the Board of Directors during 2010. The committee reinstated the Company matching provisions at 50% of the first 4% of an employee’s contributions, subject to the limits of the 401(k) Plan, effective with the first pay period beginning in 2011. Matching contributions are invested in the same manner as the participants’ pre-tax contributions. The 401(k) Plan also allows for a discretionary matching contribution in addition to the normal match contributions if approved by the Board of Directors.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Office Depot also sponsors the Office Depot, Inc. Non-Qualified Deferred Compensation Plan that, until December 2009, permitted eligible highly compensated employees, who were limited in the amount they could contribute to the 401(k) Plan, to alternatively defer a portion of their salary, commissions and bonuses up to maximums and under restrictive conditions specified in this plan and to participate in Company matching provisions. The matching contributions to the deferred compensation plan were allocated to hypothetical investment alternatives selected by the participants. The compensation and benefits committee of the Board of Directors amended the plan to eliminate the predetermined matching contributions effective with the first payroll period beginning in 2009. In October 2009, the plan was amended the plan to no longer accept new deferrals.

During 2012, 2011, and 2010, $7.3 million, $7.2 million and $80.2 thousand, respectively, was recorded as compensation expense for Company contributions to these programs and certain international retirement savings plans. Additionally, nonparticipating annuity premiums were paid for benefits in certain European countries totaling $5.0 million, $5.0 million and $4.7 million in 2012, 2011, and 2010, respectively.

Pension Plan

The Company has a defined benefit pension plan which is associated with a 2003 European acquisition and covers a limited number of employees in Europe. During 2008, curtailment of that plan was approved by the trustees and future service benefits ceased for the remaining employees.

The sale and purchase agreement (“SPA”) associated with the 2003 European acquisition included a provision whereby the seller was required to pay an amount to the Company if the acquired pension plan was determined to be underfunded based on 2008 plan data. The unfunded obligation amount calculated by the plan’s actuary based on that data was disputed by the seller. In accordance with the SPA, the parties entered into arbitration to resolve this matter and, in March 2011, the arbitrator found in favor of the Company. The seller pursued an annulment of the award in French court. In November 2011, the seller paid GBP 5.5 million ($8.8 million, measured at then-current exchange rates) to the Company to allow for future monthly payments to the pension plan, pending a court ruling on their cancellation request. That money was placed in an escrow account with the pension plan acting as trustee. On January 6, 2012, the Company and the seller entered into a settlement agreement that settled all claims by either party for this and any other matter under the original SPA. The seller paid an additional GBP 32.2 million (approximately $50 million, measured at then-current exchange rates) to the Company in February 2012. Following this cash receipt in February 2012, the Company contributed the GBP 37.7 million (approximately $58 million at then-current exchange rates) to the pension plan, resulting in the plan changing from an unfunded liability position at December 31, 2011 to a net asset position at December 29, 2012 as shown in table below. There are no additional funding requirements while the plan is in a surplus position.

This pension provision of the SPA was disclosed in 2003 and subsequent periods as a matter that would reduce goodwill when the plan was remeasured and cash received. However, all goodwill associated with this transaction was impaired in 2008, and because the remeasurement process had not yet begun, no estimate of the potential payment to the Company could be made at that time. Consistent with disclosures subsequent to the 2008 goodwill impairment, resolution of this matter in the first quarter of 2012 was reflected as a credit to operating expense. The cash received from the seller, reversal of an accrued liability as a result of the settlement agreement, fees incurred in 2012, and fee reimbursement from the seller have been reported in Recovery of purchase price in the Consolidated Statements of Operations for 2012, totaling $68.3 million. An additional expense of $5.2 million of costs incurred in prior periods related to this arrangement is included in General and administrative expenses, resulting in a net increase in operating profit for 2012 of $63.1 million. Similar to the presentation of goodwill impairment in 2008, this recovery and related charge is reported at the corporate level, not part of International Division operating income.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The cash payment from the seller was received by a subsidiary of the Company with the Euro as its functional currency and the pension plan funding was made by a subsidiary with Pound Sterling as its functional currency, resulting in certain translation differences between amounts reflected in the Consolidated Statements of Operations and the Consolidated Statements of Cash Flows for 2012. The receipt of cash from the seller is presented as a source of cash in investing activities. The contribution of cash to the pension plan is presented as a use of cash in operating activities.

The following table provides a reconciliation of changes in the projected benefit obligation, the fair value of plan assets and the funded status of the plan to amounts recognized on the Company’s Consolidated Balance Sheets:

(In thousands)	December 29, 2012	December 31, 2011
Changes in projected benefit obligation:
Obligation at beginning of period	$182,364	$177,195
Service cost	—	—
Interest cost	8,639	9,838
Benefits paid	(4,545)	(4,118)
Actuarial gain (loss)	14,287	(1,558)
Currency translation	7,114	1,007

Obligation at valuation date	207,859	182,364
Changes in plan assets:
Fair value at beginning of period	132,787	132,022
Actual return (loss) on plan assets	22,413	(1,259)
Company contributions	58,987	5,293
Benefits paid	(4,545)	(4,118)
Currency translation	6,285	849

Plan assets at valuation date	215,927	132,787

Net asset (liability) recognized at end of period	$8,068	$(49,577)

In the Consolidated Balance Sheets, the net funded amount at December 29, 2012 is classified as a non-current asset in the caption Other assets and the net unfunded balance at December 31, 2011 was included in Deferred taxes and other long-term liabilities. Included in OCI were deferred losses of $3.9 million and $1.0 million at December 29, 2012 and December 31, 2011, respectively. The deferred loss is not expected to be amortized into income during 2012.

The components of net periodic cost (benefit) are presented below:

(In thousands)	2012	2011	2010
Service cost	$—	$—	$—
Interest cost	8,639	9,838	10,466
Expected return on plan assets	(10,674)	(9,336)	(8,039)

Net periodic pension cost (benefit)	$(2,035)	$502	$2,427

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Assumptions used in calculating the funded status included:

	2012	2011	2010
Long-term rate of return on plan assets	6.00%	6.00%	6.77%
Discount rate	4.40%	4.70%	5.40%
Salary increases	—	—	—
Inflation	3.00%	3.00%	3.40%

The plan’s investment policies and strategies are to ensure assets are available to meet the obligations to the beneficiaries and to adjust plan contributions accordingly. The plan trustees are also committed to reducing the level of risk in the plan over the long term, while retaining a return above that of the growth of liabilities.

The long-term rate of return on assets assumption has been derived based on long-term UK government fixed income yields, having regard to the proportion of assets in each asset class. The funds invested in equities have been assumed to return 4.0% above the return on UK government securities of appropriate duration. Funds invested in corporate bonds are assumed to return equal to a 15 year AA bond index. Allowance is made for expenses of 0.5% of assets.

The allocation of assets is as follows:

	Percentage of Plan Assets			Target Allocation
	2012	2011	2010
Equity securities	64%	70%	73%	65%
Debt securities	36%	30%	27%	35%

Total	100%	100%	100%

The fair value of plan assets by asset category is as follows:

(In thousands)		Fair Value Measurements at December 29, 2012
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities
Developed market equity funds	$72,169	$72,169	$—	$—
Emerging market equity funds	66,519	—	66,519	—

Total equity securities	138,688	72,169	66,519	—

Debt securities
UK debt funds	11,866	—	11,866	—
Liability term matching debt funds	65,373	—	65,373	—

Total debt securities	77,239	—	77,239	—

Total	$215,927	$72,169	$143,758	$—

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)		Fair Value Measurements at December 31, 2011
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity securities
Developed market equity funds	$86,601	$86,601	$—	$—
Emerging market equity funds	5,311	1,487	3,824	—

Total equity securities	91,912	88,088	3,824	—

Debt securities				—
UK debt funds	30,439	—	30,439	—
Liability term matching debt funds	10,436	—	10,436	—

Total debt securities	40,875	—	40,875	—

Total	$132,787	$88,088	$44,699	$—

Anticipated benefit payments, at December 29, 2012 exchange rates, are as follows:

(In thousands)
2013	$4,764
2014	4,906
2015	5,053
2016	5,204
2017	5,361
Next five years	29,316

NOTE I — FAIR VALUE MEASUREMENTS

The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In developing its fair value estimates, the Company uses the following hierarchy:

Level	1: Quoted prices in active markets for identical assets or liabilities.

Level	2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level	3: Significant unobservable inputs that are not corroborated by market data. Generally, these fair value measures are model-
    based valuation techniques such as discounted cash flows or option pricing models using own estimates and assumptions or those expected to be used by market participants.

The fair values of cash and cash equivalents, receivables, accounts payable and accrued expenses and other current liabilities approximate their carrying values because of their short-term nature.

Refer to Note A for additional information on cash and cash equivalents, which total $670.8 million at December 29, 2012 (Level 1), as well as fair value estimates used when considering potential impairments of long-lived assets (Level 3). Impairment charges of $138.5 million, $11.4 million and $2.3 during 2012, 2011, and 2010, respectively, were based on estimated fair values of the related assets of $42 million in 2012, $1.7 million in 2011 and $0.4 million in 2010.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The fair values of the Company’s foreign currency contracts and fuel contracts are the amounts receivable or payable to terminate the agreements at the reporting date, taking into account current interest rates, exchange rates and commodity prices. The values are based on market-based inputs or unobservable inputs that are corroborated by market data. Refer to Note J for additional information on the Company’s derivative instruments and hedging activities.

The Company records its Senior Notes payable at par value, adjusted for amortization of a fair value hedge which was cancelled in 2005. The fair value of the Senior Notes and the Senior Secured Notes are considered Level 2 fair value measurements and are based on market trades of these securities on or about the dates below.

	2012		2011
(In thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
6.25% Senior Notes	$149,953	$153,750	$399,953	$381,067
9.75% Senior Secured Notes	$250,000	$265,938	—	—

Fair Value Estimates Used in Impairment Analyses

North American Retail Division

Because of declining sales in recent periods, the Company has conducted a detailed quarterly store impairment analysis. The analysis uses input from retail store operations and the Company’s accounting and finance personnel that organizationally report to the Chief Financial Officer. These projections are based on management’s estimates of store-level sales, gross margins, direct expenses, exercise of future lease renewal options, where applicable, and resulting cash flows and, by their nature, include judgments about how current initiatives will impact future performance. If the anticipated cash flows of a store cannot support the carrying value of its assets, the assets are impaired and written down to estimated fair value using Level 3 inputs. The Company recognized store asset impairment charges of $11 million in 2011, and $18 million, $24 million, $73 million and $9 million, in the four quarters of 2012, respectively.

A review of the North American Retail portfolio began in mid-2012 and the NA Retail Strategy was approved in the third quarter. The analysis concluded with a plan for each location to downsize to either small or mid-size format, relocate, remodel, renew or close at the end of the base lease term. These changes, and continued store performance, served as a basis for the Company’s asset impairment review for the third and fourth quarters of 2012.

The NA Retail Strategy provides a plan to downsize approximately 275 locations to small-format stores at the end of their lease term over the next three years and an additional 165 locations over the following two years. Approximately 60 locations will be downsized or relocated to the mid-sized format over the next three years and another 25 over the following two years. The Company anticipates closing approximately 50 stores as their base lease period ends. The remaining stores in the portfolio are anticipated to remain as configured, be remodeled or have base lease periods more than five years in the future. Future market conditions could impact any of these decisions used in this analysis.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Approximately 40% of the store leases will be at the optional renewal period within the next three years and 65% within the next five years. The individual cash flow time horizon for stores expected to be closed, relocated or downsized has been reduced to the base lease period, eliminating renewal option periods from the calculation, where applicable. Additionally, projected sales trends included in the impairment calculation model in prior periods have been reduced. The quarterly impairment analyses in recent periods have contemplated short-term negative sales trends, a period of no growth, turning positive in the second and later years. However, the actual quarterly results have declined more than included in the model and the Company recognized asset impairment charges each quarter since the third quarter of 2011, even though the Company continued to lower projected sales trends for these tests. Each period reflected the Company’s best estimate at the time. The current outlook on comparable store sales is a decline of 4% in the first year. The projected sales continue to be negative for the second year, but are on an improving trend. Gross margin assumptions have been held constant at current actual levels and operating costs are consistent with recent actual results and planned activities. Following adoption of the NA Retail Strategy and impairment charges recognized, approximately 250 stores were reduced to estimated salvage value of $7 million and assets for 130 locations were reduced to estimated fair value of $35 million based on their projected cash flows, discounted at 13%. The remaining value after asset impairment charges will be depreciated over the remaining lease period. These and other lower-performing locations are particularly sensitive to changes in projected cash flows over the forecast period and additional impairment is possible in future periods if results are below projections. A 100 basis point decrease in sales used in these estimates would have increased impairment by approximately $2.0 million. Independent of the sensitivity on sales assumptions, a 50 basis point decrease in gross margin would have increased the impairment by approximately $4.6 million. The interrelationship of having both of those inputs change as indicated would have resulted in impairment approximately $0.5 million more than the sum of the two individual inputs.

The Company will continue to evaluate initiatives to improve performance and lower operating costs. To the extent that forward-looking sales and operating assumptions are not achieved and are subsequently reduced, or if the Company commits to a more extensive store downsizing strategy, additional impairment charges may result. Additionally, unless store performance improves, future impairment charges may result. However, at the end of 2012, the impairment analysis reflects the Company’s best estimate of future performance, including the intended future use of the Company’s retail store assets.

International Division

During 2011, the Company acquired an office supply company in Sweden to supplement the existing business in that market. As a result of slowing economic conditions in Sweden after the acquisition, difficulties in the consolidation of multiple distribution centers and the adoption of new warehousing systems which impacted customer service and delayed or undermined planned marketing activities, the Company re-evaluated remaining balances of acquisition-related intangible assets of customer relationships and short-lived tradename values. The acquisition-date intangible asset valuation anticipated customer attrition of approximately 11% to 13% per year through 2013. The cash flow analysis consistent with the original valuation of the definite-lived intangible assets was updated by accounting and finance department personnel to reflect the decline experienced in 2012, as well as projected sales declines of 8% for acquisition-date retail customer relationships and 2% for acquisition-date contract relationships in 2013 and costs necessary to successfully complete the warehouse integration and re-launch the marketing initiatives. Cash flows related to these acquired customer relationships with the updated Level 3 inputs were projected to be negative, then recovering, but were insufficient to recover the intangible assets’ remaining carrying values. Accordingly, an impairment charge of approximately $14 million was recognized during the third quarter of 2012 and is presented in Asset impairments in the Consolidated Statements of Operations.

Fair Value Estimates Used for Paid-in-Kind Dividends

The Company’s Board of Directors can elect to pay quarterly dividends on the preferred stock in cash or in-kind. Dividends paid-in-kind are measured at fair value, using Level 3 inputs. The Company uses a binomial simulation that captures the call, conversion, and interest rate reset features as well the optionality of paying the dividend in-kind or in cash. The Board of Directors and Company’s management consider then-current and estimated future liquidity factors in making that quarterly decision.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Dividends were paid in cash for each of the quarterly periods of 2010, the first three quarters of 2011, and the fourth quarter of 2012. For the 2011 dividends paid-in-kind, the simulation was based stock price volatility of 70%, a risk free rate of 1.49%, and a risk adjusted rate of 14.6%. The fair value calculation of $7.7 million was approximately $1.6 million below the amount added to the liquidation preference. For dividends paid-in-kind for the three quarters of 2012, the average stock price volatility was 63%, the risk free rate was 3.0% and the risk adjusted rate was 14.5%. The aggregate fair value calculated for these three quarters was $22.8 million, $6.3 million below the amount added to the liquidation preference. For the dividend paid-in-kind for the third quarter of 2012, a stock price volatility of 55% or 75% would have increased the estimate by $0.7 million or decreased the estimate by $0.6 million, respectively. Using a beginning of period stock price of $1.50 or $3.50 would have decreased the estimate by $1.7 million or increased the estimate by $1.1 million, respectively. Assuming that all future dividends would be paid in cash would have increased the estimate by $1.3 million. Assuming all future dividends would be paid-in-kind had no significant impact.

Indefinite Lived Intangible Assets

The quantitative tests of indefinite lived intangible assets during 2012 were based on a combination of discounted cash flows and market-based information, where available. Goodwill of $45 million included in the International Division is in a reporting unit comprised of wholly-owned operating subsidiaries in Europe and ownership of the joint venture operating in Mexico. The assessment of fair value of the operating subsidiaries was primarily based on a discounted cash flow analysis, including an estimated residual value. The analysis is prepared by the Company’s finance and accounting personnel that organizationally report to the Chief Financial Officer. The cash flows were projected to decrease, level and then trend positive, with an ending year growth rate of 1.5%. These amounts were discounted at 13%. Market data was used to corroborate this estimated value. Market data was used to estimate the value of the joint venture and was corroborated with a discounted cash flow analysis. The total estimated fair value of the reporting unit exceeded its carrying value by approximately 30%, with a substantial majority of the value associated with the joint venture. If the joint venture were removed from the composition of the reporting unit, it is likely that all of the existing goodwill would be impaired. Additionally, even if there is no change in the composition of the reporting unit, if future performance is below our projections, goodwill and other intangible asset impairment charges can result. The goodwill included in the North American Business Services Division was also assessed with no indications of impairment identified.

The estimated value of the indefinite lived tradename included in the International Division was based on an estimated royalty rate of 0.5% applied to projected sales and discounted at 13%. No indications of impairment were identified.

There were no significant differences between the carrying values and fair values of the Company’s financial instruments as of December 29, 2012 and December 31, 2011, except as disclosed above.

NOTE J – DERIVATIVE INSTRUMENTS AND HEDGING

As a global supplier of office products and services the Company is exposed to risks associated with changes in foreign currency exchange rates, commodity prices and interest rates. Foreign operations are typically, but not exclusively, conducted in the currency of the local environment. The Company is exposed to the risk of foreign currency exchange rate changes when making purchases, selling products, or arranging financings that are denominated in a currency different from the entity’s functional currency. Depending on the settlement timeframe and other factors, the Company may enter into foreign currency derivative transactions to mitigate those risks. The Company may designate and account for such qualifying arrangements as hedges. Gains and losses on these cash flow hedging transactions are deferred in other comprehensive income (“OCI”) and recognized in earnings in the same period as the hedged item. Transactions that are not designated as cash flow hedges are marked to market at each period with changes in value included in earnings. Historically, the Company has not entered into transactions to hedge net investment in foreign operations but may in future periods.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company is also exposed to the risk of changing fuel prices from inbound and outbound transportation arrangements. The structure of many of these transportation arrangements, however, precludes applying hedge accounting. In those circumstances, the Company may enter into derivative transactions to offset the risk of commodity price changes, and the value of the derivative contract is marked to market at each reporting period with changes recognized in earnings. To the extent fuel arrangements qualify for hedge accounting, gains and losses are deferred in OCI until such time as the hedged item impacts earnings. At the end of the 2012, the Company had entered into a series of monthly forward swap contracts for approximately 10.9 million gallons of fuel settling through January 2014. These contracts are not designated as hedging instruments.

Interest rate changes on Company’s obligations may result from external market factors, as well as changes in credit rating or availability under the Facility. The Company manages exposure to interest rate risks at the corporate level. Interest rate sensitive assets and liabilities are monitored and assessed for market risk. Currently, no interest rate related derivative arrangements are in place. OCI includes the deferred gain from a hedge contract terminated in a prior period, net of the portion that was recognized as a component of the Loss on extinguishment of debt during the quarter ended March 31, 2012. This deferral is being amortized to interest expense through August 2013.

In certain markets, the Company may contract with third parties for future electricity needs. Such arrangements are not considered derivatives because they are within the ordinary course of business and are for physical delivery. Accordingly, these arrangements are not included in the tables below.

Financial instruments authorized under the Company’s established risk management policy include spot trades, swaps, options, caps, collars, forwards and futures. Use of derivative financial instruments for speculative purposes is expressly prohibited.

The following tables provide information on the Company’s hedging and derivative positions and activity.

	December 29, 2012		December 31, 2011
(In thousands)	Other Current Assets	Other Current Liabilities	Other Current Assets	Other Current Liabilities
Designated cash flow hedges:
Foreign exchange contracts	$565	$323	$284	$—
Non-designated hedging instruments:
Foreign exchange contracts	—	9	57	92
Commodity contracts – fuel	201	—	—	251

Total	$766	$332	$341	$343

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Non-Designated Hedging Instruments			Designated Cash Flow Hedges
	Amounts of Gain/(Loss) Recognized in Statement of Operations (a)(b)			(Gain)/Loss Recognized in OCI			(Gains)/Loss Reclassified from OCI to Statement of Operations (c)
(In thousands)	2012	2011	2010	2012	2011	2010	2012	2011	2010
Foreign exchange contracts	$(3,066)	$(6,452)	$(117)	$(515)	$1,646	$(1,982)	$(165)	$1,123	$(2,229)
Commodity contracts-fuel	452	3,601	253	—	—	—	—	—	—

Total	$(2,614)	$(2,851)	$136	$(515)	$1,646	$(1,982)	$(165)	$1,123	$(2,229)

(a)	Foreign exchange contracts amounts are included in Miscellaneous income, net
(b)	Approximately 60% of the fuel commodity contracts amounts are reflected in Cost of goods sold and occupancy costs. The remaining 40% of the amounts are reflected in Operating and selling expenses.
(c)	Included in Cost of goods sold and occupancy costs.

The existing designated hedge contracts are highly effective and the ineffective portion is considered immaterial. As of December 29, 2012, the foreign exchange contracts extend through December 2013. Losses currently deferred in OCI are expected to be recognized in earnings within the next twelve months. There were no hedging arrangements requiring collateral. However, the Company may be required to provide collateral on certain arrangements in the future. The fair values of the Company’s foreign currency contracts and fuel contracts are the amounts receivable or payable to terminate the agreements at the reporting date, taking into account current exchange rates. The values are based on market-based inputs or unobservable inputs that are corroborated by market data.

NOTE K – REDEEMABLE PREFERRED STOCK

On June 23, 2009, Office Depot, Inc. issued 274,596 shares of 10.00% Series A Redeemable Convertible Participating Perpetual Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), and 75,404 shares of 10.00% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), to funds advised by BC Partners, Inc. (the “Investors”), for $350 million (collectively, the “Redeemable Preferred Stock”). The issued shares are out of 280,000 authorized shares of Series A Preferred Stock and 80,000 authorized shares of Series B Preferred Stock. Approval of conversion and voting rights for these shares was received at a special shareholders’ meeting on October 14, 2009.

The initial liquidation value of $1,000 per preferred share and the conversion rate of $5.00 per common share allow the two series of preferred stock to be initially convertible into 70 million shares of common stock. The conversion rate is subject to anti-dilution adjustments. Until converted or otherwise redeemed, the Redeemable Preferred Stock is recorded outside of permanent equity on the Consolidated Balance Sheets because certain redemption conditions are not solely within the control of Office Depot. The balance is presented inclusive of accrued dividends measured at fair value and net of approximately $25 million of fees.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Dividends are payable quarterly and will be paid in-kind or, in cash, only to the extent that the Company has funds legally available for such payment and a cash dividend is declared by the Company’s Board of Directors and allowed by credit facilities. If not paid in cash, an amount equal to the cash dividend due will be added to the liquidation preference and measured for accounting purposes at fair value. After the third anniversary of issuance, the dividend rate will be reduced to:

(i)	7.87% if at any time after June 23, 2010, the closing price of the Company’s common stock is greater than or equal to $6.62 per share for a period of 20 consecutive trading days, or

(ii)	5.75% if at any time after June 23, 2010, the closing price of the Company’s common stock is greater than or equal to $8.50 per share for a period of 20 consecutive trading days.

The Redeemable Preferred Stock also may participate in dividends on common stock, if declared. However, if the closing price of the common stock on the record date for a dividend payment is less than $45.00 per share, the Company may not declare or pay a cash dividend on the common stock per share for any fiscal quarter in excess of the Redeemable Preferred Stock dividend amounts.

The Board of Directors approved cash dividends on the Redeemable Preferred Stock for each of the quarterly periods of 2010, the first three quarters of 2011, and the fourth quarter of 2012. Dividends were accrued and paid-in-kind for the last two quarters of 2009, fourth quarter of 2011 and the first three quarters of 2012. The stated-rate of those in-kind dividends were added to the liquidation preference of the respective Series A and Series B Preferred Stock. For accounting purposes, the dividends paid-in-kind were measured at fair value using a binomial simulation model. Refer to Note I for additional information. With an aggregate of Series A and Series B of 350,000 shares, reported dividends calculated on a per share basis were $94.10, $102.01, and $106.04, for 2012, 2011, and 2010, respectively. The liquidation preference value of the Redeemable Preferred Stock was $406.8 million and $377.7 million at December 29, 2012 and December 31, 2011, respectively.

The Company has the option to exercise the redemption rights of the Redeemable Preferred Stock, in whole or in part, at any time after June 23, 2012, subject to the right of the holder to first convert the preferred stock the Company proposes to redeem. The redemption price is initially 107% of the liquidation preference amount plus any accrued but unpaid dividends and decreases by 1% each year until reaching 100% after June 23, 2019. At any time after June 23, 2011, if the closing price of the common stock is greater than or equal to $9.75 per share for a period of 20 consecutive trading days, the Redeemable Preferred Stock is redeemable at 100% of the liquidation preference amount plus any accrued but unpaid dividends, in whole or in part, at the option of the Company, subject to the right of the holder to first convert the Redeemable Preferred Stock the Company proposes to redeem. The holder has the option to exercise the redemption rights of the Redeemable Preferred Stock at 101% of the liquidation preference in the event of certain fundamental change provisions (as defined in the Certificate of Designations for each series), including sale, bankruptcy or delisting of the Company’s common stock.

In connection with the transaction, the Company entered into an Investor Rights Agreement. Subject to certain exceptions, for so long as the Investors’ ownership percentage is equal to or greater than 10%, the approval of at least one of the directors designated to the Company’s Board of Directors by the Investors is required for the Company to incur any indebtedness for borrowed money in excess of $200 million in the aggregate during any fiscal year. In addition, at the current ownership percentage level, the Investors are entitled to nominate up to three members of the Board of Directors. Declining ownership percentages reduce the Investors’ board representation rights. Three directors designated by the Investors are current members of the Company’s Board of Directors.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE L – CAPITAL STOCK

Preferred Stock

As of December 29, 2012, there were 1,000,000 shares of $0.01 par value preferred stock authorized of which 540,000 remain undesignated. In June 2009, 360,000 shares were designated to the Redeemable Preferred Stock, of which 350,000 shares were issued and are outstanding. In October 2012, 100,000 shares were designated to Series C Junior Participating Preferred Stock discussed in the Rights Agreement section below.

Treasury Stock

At December 29, 2012, there were 5.9 million treasury shares held. Additional common stock repurchases are currently prohibited under the Facility and, in certain circumstances, require prior approval under the Preferred Stock agreements.

Rights Agreement

In October 2012, Company entered into a stockholder rights plan (the “Rights Agreement”). Pursuant to the Rights Agreement, the Board of Directors declared a dividend distribution of one Right (a “Right”) for each outstanding share of the Company’s common stock, par value $0.01 per share to shareholders of record at the close of business on November 9, 2012, which date will be the record date, and for each share of common stock issued (including shares distributed from Treasury) by the Company thereafter and prior to the Distribution Date (as described below). Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from the Company one five-thousandth of a share of Series C Junior Participating Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”), at a purchase price of $11.50 per one five-thousandth of a share of Series C Preferred Stock, subject to adjustment.

Initially, no separate rights certificates will be distributed and instead the Rights will attach to all certificates representing shares of outstanding common stock. The Rights will separate from the common stock on the distribution date (the “Distribution Date”), which will occur on the earlier of (i) ten Business Days following a public announcement that a person or group of affiliated or associated persons has become an “Acquiring Person,” or (ii) ten Business Days (or such later date as may be determined by the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group of affiliated and associated persons beneficially owning 15% or more of the shares of common stock then outstanding.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE M – EARNINGS PER SHARE

The following table presents the calculation of net earnings (loss) per common share — basic and diluted:

(In thousands, except per share amounts)	2012	2011	2010
Basic Earnings Per Share
Numerator:
Net earnings (loss) attributable to common stockholders	$(110,045)	$59,989	$(81,736)
Denominator:
Weighted-average shares outstanding	279,727	277,918	275,557
Basic earnings (loss) per share	$(0.39)	$0.22	$(0.30)

Diluted Earnings Per Share
Numerator:
Net earnings (loss) attributable to Office Depot, Inc.	$(77,111)	$95,694	$(44,623)
Denominator:
Weighted-average shares outstanding	279,727	277,918	275,557
Effect of dilutive securities:
Stock options and restricted stock	4,401	5,176	7,060
Redeemable preferred stock	78,427	73,703	73,676

Diluted weighted-average shares outstanding	362,555	356,797	356,293
Diluted earnings (loss) per share	N/A	N/A	N/A

Awards of options and nonvested shares representing an additional 14.6 million, 13.6 million and 13.0 million shares of common stock were outstanding for the years ended December 29, 2012, December 31, 2011 and December 25, 2010, respectively, but were not included in the computation of diluted weighted-average shares outstanding because their effect would have been antidilutive. For the three years presented, no tax benefits have been assumed in the weighted average share calculation in jurisdictions with valuation allowances. The diluted share amounts for 2012, 2011 and 2010 are provided for informational purposes, as the level of earnings (loss) for the periods causes basic earnings per share to be the most dilutive.

Following the Company’s issuance of the redeemable preferred stock in 2009, basic earnings per share is computed after consideration of preferred stock dividends. The preferred stock has certain participation rights with common stock resulting in application of the two-class method for computing earnings per share. In periods of sufficient earnings, this method assumes an allocation of undistributed earnings to both participating stock classes. The two-class method impacted the computation of earnings for the first quarter of 2012, but was not applicable to the full year 2012 because if would have been antidilutive. The preferred stockholders are not required to fund losses.

Dividends on preferred stock that are paid-in-kind are measured at fair value for financial reporting purposes and may be higher or lower than the cash-equivalent for the period. For additional information, refer to Note I and Note K.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE N – SUPPLEMENTAL INFORMATION ON OPERATING, INVESTING AND FINANCING ACTIVITIES

Additional supplemental information related to the Consolidated Statements of Cash Flows is as follows:

(In thousands)	2012	2011	2010
Cash interest paid (net of amounts capitalized)	$56,808	$54,833	$62,352
Cash taxes paid (refunded)	10,297	(3,317)	(54,459)
Non-cash asset additions under capital leases	9,029	10,025	13,251
Non-cash paid-in-kind dividends (refer to Note K)	22,765	7,656	—

NOTE O – SEGMENT INFORMATION

Office Depot operates in three segments: North American Retail Division, North American Business Solutions Division, and International Division. Each of these segments is managed separately primarily because it serves a different customer group. The accounting policies for each segment are the same as those described in Note A. Division operating income (loss) is determined based on the measure of performance reported internally to manage the business and for resource allocation. This measure charges to the respective Divisions those expenses considered directly or closely related to their operations and allocates support costs. Other companies may charge more or less of these items to their segments and results may not be comparable to similarly titled measures used by other entities.

A summary of significant accounts and balances by segment, reconciled to consolidated totals follows.

(In thousands)		North American Retail	North American Business Solutions	International	Eliminations and Other*	Consolidated Total
Sales	2012	$4,457,826	$3,214,915	$3,022,911	$—	$10,695,652
	2011	$4,870,166	$3,261,953	$3,357,414	$—	$11,489,533
	2010	$4,962,838	$3,290,430	$3,379,826	$—	$11,633,094
Division operating income (loss)	2012	$(101,933)	$104,841	$(20,272)	$—	$(17,364)
	2011	$27,504	$73,437	$33,009	$—	$133,950
	2010	$31,064	$(16,769)	$51,357	$—	$65,652
Capital expenditures	2012	$60,521	$31,494	$25,350	$2,895	$120,260
	2011	$70,884	$31,838	$26,356	$1,239	$130,317
	2010	$82,934	$53,407	$27,637	$5,474	$169,452
Depreciation and amortization	2012	$102,611	$43,300	$33,810	$23,468	$203,189
	2011	$108,991	$42,065	$37,331	$23,023	$211,410
	2010	$107,701	$42,522	$36,103	$21,993	$208,319
Charges for losses on receivables and inventories	2012	$40,237	$5,835	$18,858	$—	$64,930
	2011	$31,274	$6,578	$18,348	$—	$56,200
	2010	$37,681	$8,463	$11,680	$—	$57,824
Net earnings from equity method investments	2012	$—	$—	$30,462	$—	$30,462
	2011	$—	$—	$31,426	$—	$31,426
	2010	$—	$—	$30,635	$—	$30,635
Assets	2012	$1,188,985	$669,899	$1,311,716	$840,179	$4,010,779
	2011	$1,453,858	$596,223	$1,373,108	$827,795	$4,250,984

*	Amounts included in “Eliminations and Other” consist of assets (including all cash and cash equivalents) and depreciation related to corporate activities.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A reconciliation of the measure of Division operating income (loss) to Earnings (loss) before income taxes follows.

(In thousands)	2012	2011	2010
Division operating income (loss)	$(17,364)	$133,950	$65,652
Add/(subtract):
Recovery of purchase price	68,314	—	—
Unallocated charges	(7,400)	(5,594)	(11,679)
Unallocated operating expenses	(74,391)	(94,602)	(91,264)
Interest expense	(68,937)	(33,223)	(58,498)
Interest income	2,240	1,231	4,663
Loss on extinguishment of debt	(12,110)	—	—
Miscellaneous income, net	34,225	30,857	34,451

Earnings (loss) before income taxes	$(75,423)	$32,619	$(56,675)

As of December 29, 2012, the Company sold to customers throughout North America, Europe, Asia and Latin America. The Company operates through wholly-owned and majority-owned entities and participates in other ventures and alliances. There is no single country outside of the United States in which the Company generates 10% or more of the Company’s total sales. Geographic financial information relating to the Company’s business is as follows (in thousands).

	Sales			Property and Equipment, Net
	2012	2011	2010	2012	2011	2010
United States	$7,670,805	$8,108,402	$8,189,642	$707,628	$901,572	$980,426
International	3,024,847	3,381,131	3,443,452	148,713	165,468	176,587

Total	$10,695,652	$11,489,533	$11,633,094	$856,341	$1,067,040	$1,157,013

The Company classifies products into three categories: (1) supplies, (2) technology, and (3) furniture and other. The supplies category includes products such as paper, binders, writing instruments, school supplies, and ink and toner. The technology category includes products such as desktop and laptop computers, monitors, tablets, printers, cables, software, digital cameras, telephones, and wireless communications products. The furniture and other category includes products such as desks, chairs, luggage, sales in the copy and print centers, and other miscellaneous items.

Total Company sales by product group were as follows:

	2012	2011	2010
Supplies	65.5%	65.1%	65.2%
Technology	20.9%	21.9%	22.4%
Furniture and other	13.6%	13.0%	12.4%

	100.0%	100.0%	100.0%

NOTE P – INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Since 1994, the Company has participated in a joint venture that sells office products and services in Mexico and Central and South America, Office Depot de Mexico. Because the Company participates equally in this business with a partner, the Company accounts for this investment using the equity method. The Company’s proportionate share of Office Depot de Mexico’s net income is presented in Miscellaneous income, net in the Consolidated Statements of Operations. The investment balance at year end 2012 and 2011 of $241.8 million and $196.9 million, respectively, is included in Other assets in the Consolidated Balance Sheets. The Company received dividends of $25 million from this joint venture in 2011. The dividend is included as an operating activity in the Consolidated Statements of Cash Flows.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company also participates in a joint venture operating in India. The investment in and results of operations for that entity are considered immaterial for all periods. The following tables provide summarized information from the balance sheets and statements of income for Office Depot de Mexico:

(In thousands)	December 29, 2012	December 31, 2011
Current assets	$377,405	$303,404
Non-current assets	333,788	295,033
Current liabilities	219,774	199,588
Non-current liabilities	7,344	5,895

(In thousands)	2012	2011	2010
Sales	$1,144,020	$1,114,201	$961,616
Gross profit	347,866	326,804	283,189
Net income	63,183	61,951	61,269

NOTE Q – ACQUISITION AND DISPOSITIONS

During the fourth quarter of 2012, the Company sold its operations in Hungary and entered into a license agreement with the buyers. The impact of this disposition is not significant to the Company’s results of operations, financial position or cash flows for any period presented.

On February 25, 2011, the Company acquired all of the shares of Svanströms Gruppen (Frans Svanströms & Co AB), a supplier of office products and services headquartered in Stockholm, Sweden to complement the Company’s existing business in that region. As part of this all-cash transaction, the Company recognized approximately $46 million of non-deductible goodwill, primarily attributable to anticipated synergies, $20 million of definite-lived intangible assets for customer relationships and proprietary names, as well as net working capital and property and equipment. The definite-lived intangible assets had a weighted average life of 6.9 years at the acquisition date. Operations have been included in the International Division results since the date of acquisition. Supplemental pro forma information as if the entities were combined at earlier periods is not provided based on materiality considerations. As discussed in Note D, the definite-lived intangible assets were impaired in the third quarter of 2012.

In December 2010, the Company sold the stock of its operating entities in Israel and Japan and entered into licensing agreements with the respective buyers of those companies. A loss on disposition of approximately $11 million was reflected in the operating income of the International Division and included in Operating and selling expenses in the Consolidated Statement of Operations. Additionally in December 2010, the Company entered into an amended shareholders’ agreement related to its joint venture in India such that financial and operating policies are shared and equity capital balances are equal. The revenues and expenses of these entities were included through the date of sale or deconsolidation in the Consolidated Statement of Operations and the assets and liabilities of each of these entities were removed from the year end 2010 Consolidated Balance Sheet. The investment in India is accounted for under the equity method, with the Company’s share of results being presented in Miscellaneous income, net.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE R – QUARTERLY FINANCIAL DATA (UNAUDITED)

(In thousands, except per share amounts)	First Quarter(1)	Second Quarter(2)	Third Quarter(3)	Fourth Quarter(4)
Fiscal Year Ended December 29, 2012
Net sales	$2,872,809	$2,507,150	$2,692,933	$2,622,760
Gross profit	694,403	572,196	662,672	606,767
Net earnings (loss)	49,499	(57,387)	(61,925)	(7,307)
Net earnings (loss) attributable to Office Depot, Inc.	49,503	(57,382)	(61,916)	(7,316)
Net earnings (loss) available to common stockholders	41,287	(64,281)	(69,566)	(17,485)
Net earnings (loss) per share*:
Basic	$0.14	$(0.23)	$(0.25)	$(0.06)
Diluted	$0.14	$(0.23)	$(0.25)	$(0.06)

*	Due to rounding, the sum of the quarterly earnings per share amounts may not equal the reported earnings per share for the year.
(1)	Net earnings include approximately $68 million of recovery of purchase price income from previous acquisition associated with pension plan and approximately $12 million loss on extinguishment of debt.
(2)	Net earnings include approximately $24 million North American Retail Division fixed asset impairment.
(3)	Net earnings include approximately $88 million North American Retail and International Division asset impairments.
(4)	Net earnings include approximately $9 million North American Retail Division fixed asset impairment.

(In thousands, except per share amounts)	First Quarter	Second Quarter	Third Quarter(1)	Fourth Quarter(2)
Fiscal Year Ended December 31, 2011
Net sales	$2,972,960	$2,710,141	$2,836,737	$2,969,695
Gross profit	696,907	615,065	678,021	715,135
Net earnings (loss)	(5,390)	(20,116)	100,849	20,348
Net earnings (loss) attributable to Office Depot, Inc.	(5,414)	(20,114)	100,872	20,350
Net earnings (loss) available to common stockholders	(14,627)	(29,327)	91,659	12,284
Net earnings (loss) per share*:
Basic	$(0.05)	$(0.11)	$0.29	$0.04
Diluted	$(0.05)	$(0.11)	$0.28	$0.04

*	Due to rounding, the sum of the quarterly earnings per share amounts may not equal the reported earnings per share for the year.
(1)	Net earnings include approximately $99 million of tax and related interest benefits from the reversal of uncertain tax positions.
(2)

Fiscal year 2011 includes 53 weeks in accordance with the Company’s 52- week, 53-week retail calendar; accordingly, the fourth quarter includes 14 weeks. Additionally, the fourth quarter includes approximately $24 million of benefits from the reversal of uncertain tax positions and valuation allowances.

OFFICE DEPOT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE S – SUBSEQUENT EVENTS

On February 20, 2013, the Company entered into a definitive merger agreement (the “Agreement”) with OfficeMax Incorporated (“OfficeMax”), pursuant to which the Company and OfficeMax would combine in an all-stock merger transaction. At the effective time of the merger, the Company would issue 2.69 new shares of common stock for each outstanding share of OfficeMax common stock. In addition, at the effective time of the merger, the Company’s board of directors will be reconstituted to include an equal number of directors designated by the Company and OfficeMax. The parties’ obligations to complete the merger are subject to several conditions, including, among others, approval by the shareholders of each of the two companies, the receipt of certain regulatory approvals and other customary closing conditions.